Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

HALO, PURELY FOR PETS, INC.,

THE SELLERS SET FORTH HEREIN,

BETTER CHOICE COMPANY INC.,

and

HH-HALO LP,

as Sellers’ Representative

DATED AS OF OCTOBER 15, 2019

i

TABLE OF CONTENTS

(cont’d)

ii

TABLE OF CONTENTS

(cont’d)

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 15, 2019 is made by and among Better Choice Company Inc., a Delaware corporation.  (“Purchaser”), Halo, Purely For Pets, Inc., a Delaware corporation (the “Company”), the Sellers (as defined herein) and, in its capacity as Sellers’ Representative in accordance with the terms of this Agreement, HH-Halo LP, a Delaware limited partnership.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

RECITALS:

WHEREAS, as of the date hereof: (a) Thriving Paws, LLC, a Delaware limited liability company (“Thriving Paws”), owns 890 shares of common stock of the Company, no par value (the “Company Common Stock”), which represent all of the issued and outstanding common stock of the Company, and (b) HH-Halo LP, a Delaware limited partnership (“HH-Halo” and, together with Thriving Paws, the “Sellers”) owns (i) 73.33 shares of Series A Preferred Stock and (ii) 36.67 shares of Series A-1 Preferred Stock (collectively, the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Shares”), which represent all of the issued and outstanding shares of the Company Preferred Stock; and

WHEREAS, the Parties (as defined herein) desire that, upon the terms and subject to the conditions hereof, Purchaser will purchase from each Seller, and each Seller will sell to Purchaser, all of the Company Shares held by such Seller, free and clear of all Liens (other than Permitted Liens).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1           Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.3(c)(ii)(A).

“Acquisition Transaction” has the meaning set forth in Section 6.4.

“Adjustment Amount” means (x) the Purchase Price as finally determined pursuant to Section 2.3(c), less (y) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.  For the avoidance of doubt, employees of the Company are not Affiliates of the Company.

“Affiliate Transaction” has the meaning set forth in Section 3.18.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement, which, for the avoidance of doubt, shall include the Restrictive Covenant Agreements.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cash and Cash Equivalents” means all cash and cash equivalents to the extent convertible to cash within thirty (30) days of the Company calculated in accordance with Section 2.3(e).  Notwithstanding anything to the contrary contained herein, “Cash and Cash Equivalents” shall (i) exclude (A) amounts that are included in Net Working Capital, (B) credit card payables and credits in transit, (C) trapped and/or restricted cash (not including any cash held by the Company in compliance with the minimum liquidity requirements under the Credit Facilities), (D) cash subject to Taxes on use or distribution (or that would require the incurrence of a cost to use or distribute) and (E) fifty percent (50%) of any amounts payable in respect of the D&O Tail Policy if purchased by the Company on or prior to the Closing and (ii) include (A) fifty percent (50%) of any amounts paid or payable in respect of the D&O Tail Policy if purchased by the Company on or prior to the Closing, (B) fifty percent (50%) of the Siena Consent Fee and (C) the amount of any received but uncleared checks and drafts and wires issued prior to or as of the open of business on the Closing Date.

“Cash Consideration” means (i) $10,500,000 plus (ii) the Incremental Cash Consideration plus (iii) the Incremental Legal Expenses.

“Claim” has the meaning set forth in Section 11.1(a)(iv).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means the amount of Cash and Cash Equivalents as of the open of business on the Closing Date, determined on a consolidated basis in accordance with Section 2.3(e).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Indebtedness” means the amount of Indebtedness as of the open of business on the Closing Date, determined on a consolidated basis in accordance with Section 2.3(e).

“Closing Net Working Capital Adjustment” means the amount, if any, by which Estimated Working Capital exceeds Closing Working Capital; provided that if the Estimated Net Working Capital Adjustment is a positive number, in no event shall the Closing Net Working Capital Adjustment exceed (i) the Estimated Net Working Capital Adjustment plus (ii) the amount, if any, by which $5,000,000 exceeds the Closing Working Capital.  For the avoidance of doubt, in no event shall the Closing Net Working Capital Adjustment exceed the aggregate value of the Held Back Shares.

“Closing Working Capital” means Purchaser’s good faith estimate of the amount of Net Working Capital as of the open of business on the Closing Date, determined on a consolidated basis in accordance with Section 2.3(e), as included in the Proposed Closing Date Calculations.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the introductory paragraph to this Agreement.

“Company Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company Employees” has the meaning set forth in Section 6.8(a).

“Company Fundamental Representations” has the meaning set forth in Section 7.2(a).

“Company Group” has the meaning set forth in Section 6.16.

“Company Intellectual Property” means all of the Intellectual Property that is owned or used by the Company (except for licenses of shrink-wrap, click-wrap or off-the-shelf software, or other software commercially available on reasonable terms to the public generally).

“Company Material Adverse Effect” means any change, event, circumstance, effect or occurrence (each, an “Effect”) which, individually or together with any other Effects, has had or would be reasonably expected to have, a material adverse effect upon (a) the assets, liabilities, financial condition, business or results of operations of the Company or (b) the ability of the Company to consummate the transactions contemplated by this Agreement by the Termination Date; provided that any Effect arising from or related to the following shall not be taken into account, either alone or in combination, in determining whether there has been, or would reasonably be likely to be, a Company Material Adverse Effect: (i) conditions affecting the United States economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which the Company (or any of its assets or properties) is bound, (vi) any change that is generally applicable to the industries or markets in which the Company operates, (vii) the public announcement of the transactions contemplated by this Agreement (including any communication by Purchaser or any of its Affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, chairs, groups, members, licensees or others having relationships with the Company or litigation arising from or relating to this Agreement or the transactions contemplated hereby), (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the Effects underlying such failure to the extent such Effects would otherwise constitute a Company Material Adverse Effect under this definition), (ix) the taking of any action expressly required by this Agreement and/or the Ancillary Documents or any action taken at the request of the Purchaser or any of its Affiliates, or (x) changes in the weather, meteorological conditions or climate or natural disasters (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences); provided, further, that “Company Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i), (ii), (iv) or (vi) above to the extent the Company is disproportionately affected relative to other participants in the industries or markets in which it operates (in which case only the disproportionate impact shall be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Company Registered IP” has the meaning set forth in Section 3.12(a).

“Company Related Party” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of the Company and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i) above.

“Company Shares” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 29, 2019, by and between the Company and Purchaser.

“Contract” means any written or oral agreement, contract, mortgage, indenture, note, bond, lease, license, arrangement, obligation, commitment or other written or oral agreement, arrangement, commitment, undertaking or understanding to which a Person is a party and that is legally binding on such Person.

“Credit Facilities” means that certain Loan and Security Agreement, dated as of May 5, 2017, by and among the Company, Thriving Paws and Siena, as amended from time to time.

“D&O Tail Policy” means the “tail” policy purchased by the Company pursuant to Section 6.6(b).

“Debt Financing” has the meaning set forth in Section 6.18.

“Deductible Amount” has the meaning set forth in Section 9.4(b).

“Deferred Payment” has the meaning set forth in Section 2.5.

“Employee Benefit Plan” means each (a)“employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (b) bonus, profit sharing incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) employment, severance, change in control, retention or termination, plan, program, policy, agreement or arrangement, (d) retiree medical or other retiree welfare plan, program, policy, agreement or arrangement and (e) other employee benefit plan, program, agreement or arrangement that the Company maintains, sponsors or contributes to on behalf of Company employees or with respect to which the Company has or would be reasonably expected to have any material liabilities.

“Enforceability Exception” has the meaning set forth in Section 3.3.

“Environmental Laws” means all Laws relating to pollution, protection of the environment and human or occupational health or safety (to the extent related to exposure to or management of hazardous or toxic substances), that are in effect as of or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity that, together with the Company, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code or under common control under Section 4001(b)(1) of ERISA.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a)(ii).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Adjustment” means (i) the amount, if any, by which Estimated Working Capital exceeds (A) the Working Capital Target plus (B) $500,000 or (ii) the amount, if any, by which Estimated Working Capital is less than (A) the Working Capital Target minus (B) $500,000, as applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be and shall be expressed as a negative number for purposes of calculating the amount of the Purchase Price and the number of Purchaser Common Shares issued at Closing.

“Estimated Working Capital” means the Company’s good faith estimate of the amount of Net Working Capital as of the open of business on the Closing Date, determined on a consolidated basis in accordance with Section 2.3(e), as set forth on the Estimated Closing Statement.

“Example Statement of Net Working Capital” means the statement of Net Working Capital attached hereto as Exhibit A.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means, with respect to any party hereto, such party’s making of a representation or warranty in this Agreement or any Ancillary Document to any party hereto, which representation is made (A) with such party’s actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty was untrue when made and (B) with an intent by such party to deceive another party with respect to the making of such representation or warranty and to induce such other party to enter into this Agreement (and such other party actually relies upon such false representation or warranty and is damaged by such reliance).  For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Funds Flow” has the meaning set forth in Section 2.3(a).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company operating agreement and certificate of formation.

“Governmental Entity” means any United States or foreign (i) federal, state, county, regional, local, municipal, or other government, (ii) governmental or quasi‑governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) official or body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any ruling, award, decision, determination, injunction, judgment, order, decree or subpoena entered, promulgated, issued or made by any Governmental Entity.

“Held Back Shares” has the meaning set forth in Section 2.3(b).

“HH-Halo” has the meaning set forth in the recitals to this Agreement.

“Incremental Cash Consideration” means (i) one hundred percent (100%) of the aggregate gross proceeds received by Purchaser from the Debt Financing in excess of such proceeds that have been used by Purchaser to fund the base $10,500,000 in Cash Consideration plus (ii) the lesser of (A) one hundred percent (100%) of the aggregate gross proceeds received by Purchaser from the PIPE Transaction in excess of such proceeds that have been used by Purchaser to fund the base $10,500,000 in Cash Consideration and (B) $1,500,000 plus (iii) fifty percent (50%) of the aggregate gross proceeds received by Purchaser from the PIPE Transaction after the aggregate gross proceeds received by Purchaser from the PIPE Transaction and the Debt Financing together equal the amount by which $12,000,000 exceeds the aggregate gross proceeds received by Purchaser from the Debt Financing, in each case net of reasonable and documented transaction expenses.

“Incremental Legal Expenses” means the fees and expenses of Greenberg Traurig, LLP and Jasso Lopez PLLC, as counsel to Sellers and the Company, relating to the Transaction and incurred after September 26, 2019 through and including the Closing, as set forth in the Funds Flow.

“Indebtedness” means, without duplication, the sum of all obligations of the Company for or amounts owed to the Company with respect to (i) indebtedness for borrowed money or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (ii) other indebtedness evidenced by notes, bonds, debentures, mortgages or other debt instruments or debt securities, (iii) the deferred purchase price of property or other assets (including “earn-outs”), excluding ordinary course trade payables and accrued expenses, (iv) obligations as arising under capital leases, (v) payment obligations under any interest rate swap agreements, interest rate hedge agreements or other derivative agreements to which the Company is a party to the extent such obligation is required to be paid in full at the Closing upon termination of any such agreement, (vi) interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees related thereto, (vii) all interest expense accrued but unpaid, and any penalties, costs (breakage or otherwise), premiums, overage charges, make-whole payments, indemnities and fees on or related to Indebtedness (including any of the foregoing incurred in connection with the repayment of such Indebtedness on the Closing Date), (viii) obligations under any performance bond or letter of credit, but only to the extent drawn or called as of the Closing, (ix) outstanding checks issued by the Company, (x) the amount of any unredeemed coupons issued by the Company in response to consumer complaints, (xi) all deferred revenue owed to the Company pursuant to the Company’s Contracts with Tzumi Innovations LLC, and (xii) indebtedness of another Person of the types described in clauses (i) and (xi) guaranteed, directly or indirectly, in any manner by the Company.  Notwithstanding anything contained herein to the contrary, Indebtedness shall not include any (a) intercompany accounts, payables or loans of any kind or nature, (b) amounts included as Seller Expenses or taken into account in the calculation of Estimated Working Capital or Closing Working Capital or (c) the Initial Principal Amount.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnitees” has the meaning set forth in Section 9.2(b).

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy, security, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure, or other protection of Personal Information including, without limitation, the Gramm-Leach-Bliley Act, the Federal Trade Commission Act, the Privacy Act of 1974, social security number protection Laws, and data security and data breach notification Laws.

“Initial Principal Amount” means (i) the sum of $20,625,000 minus (ii) the sum of (A) the amount by which the Cash Consideration exceeds the Seller Expenses plus (B) the amount of the Special Dividend paid to HH-Halo in accordance with Section 6.17.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all intellectual property and proprietary rights, including: (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, patents, and patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) all trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, and all other indicia of origin; (iii) all works of authorship, copyrights, copyright registrations and applications; (iv) Internet domain names; and (v) intellectual property rights in technologies, processes, techniques, protocols, methods, software, trade secrets, and know how, and confidential information (including non-public technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Interim Period” means the period commencing on the date of this Agreement and terminating on the earlier of (a) the Closing Date, and (b) the termination of this Agreement in accordance with its terms.

“IT Assets” means software, computers, firmware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned, leased or licensed by the Company.

“Key Employees” means each of Werner von Pein, Donna Bowden and Noela Fries.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Law” means applicable laws, rules, regulations, codes, ordinances, common law and orders of all Governmental Entities.

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, restriction on transfer or use, hypothecation, easement, right-of-way, defect in title, security interest, charge, option, right of first refusal or first offer, preemptive right, other transfer restriction or any similar claim.

“Loss” has the meaning set forth in Section 9.2(a).

“Material Contracts” has the meaning set forth in Section 3.6.

“Material Customers” has the meaning set forth in Section 3.21(a).

“Material Permits” has the meaning set forth in Section 3.9(b).

“Material Real Property Lease” has the meaning set forth in Section 3.17(a).

“Material Suppliers” has the meaning set forth in Section 3.21(a).

“Net Working Capital” means the aggregate value of the current assets of the Company less the aggregate value of the current liabilities of the Company, in each case, determined on a consolidated basis without duplication, as of the open of business on the Closing Date and calculated in accordance with Section 2.3(e) and (i) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital and (ii) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital; provided that for purposes of calculating Net Working Capital, current assets shall exclude Closing Cash and deferred Tax assets and current liabilities shall exclude any Closing Indebtedness, Seller Expenses and deferred Taxes.

“New Plans” has the meaning set forth in Section 6.8(a).

“Note” means a second lien promissory note issued by the Company in favor of HH-Halo in an initial principal amount equal to the Initial Principal Amount, with such other terms set forth in the term sheet attached hereto as Exhibit B and in form and substance reasonably acceptable to HH-Halo, Purchaser and the Company.

“Note Documents” means a note purchase agreement governing the Company’s issuance of the Note to HH-Halo, a security agreement between the Company and HH-Halo, a guarantee agreement between the Purchaser and each of its Subsidiaries guaranteeing the Company’s obligations under the Note for so long as the Note is outstanding, a pledge agreement through which the Purchaser will pledge one hundred percent (100%) of the capital stock of the Company to HH-Halo, an intercreditor agreement between HH-Halo and Siena and such other documents, instruments and certificates, in each case, as may be reasonably requested by HH-Halo to effectuate issuance of the Note and reasonably necessary or desirable to effectuate the issuance of the Note in accordance with the terms set forth in the term sheet attached hereto as Exhibit B, each in form and substance reasonably acceptable to Purchaser and HH-Halo.

“Notice of Claim” means a written notice that specifies with reasonable specificity the basis for a claim for indemnification hereunder.

“Parties” means, collectively, each Person signatory hereto.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and similar Liens arising in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP, (c) encumbrances and restrictions on real property (including, but not limited to, easements, covenants, conditions, rights of way and similar restrictions) that do not, individually or in the aggregate, materially interfere with the Company’s present uses or occupancy of such property or the current operation of the business of the Company, (d) Liens securing Indebtedness under (i) the Credit Facilities (provided that such Liens are released in conjunction with the Closing if the Credit Facilities have been repaid in full on or prior to Closing) and (ii) the Note, (e) zoning, building codes and other land use laws imposed by a Governmental Entity affecting the use or occupancy of real property or the activities conducted thereon, (f) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed, in each case, in the ordinary course of business, (g) purchase money Liens and Liens securing rental payments under lease arrangements, (h) other Liens which do not materially impair the use or value of the underlying asset and (i) Liens arising under the Note or any Note Document.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means (i) any information that identifies, reasonably could identify, or can be used to contact or locate an individual, including demographic information; (ii) social security numbers; or (iii) any information that is regulated or protected by one or more Information Privacy and Security Laws.

“PIPE Transaction” has the meaning set forth in Section 6.18.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period that ends at the end of the Closing Date.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule A.

“Proceeding” means any civil, criminal or administrative suit, action, litigation, demand, arbitration, investigation, hearing, order, charge, claim or proceeding or audit before any Governmental Entity or court of competent jurisdiction.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(c)(i).

“Purchase Price” means (i) the Cash Consideration plus (ii) the Initial Principal Amount plus (iii) a number of shares or other units of Purchaser Convertible Preferred Stock with an aggregate value equal to $5,000,000 (collectively, the “Purchaser Convertible Preferred Shares”) plus (iv) the Purchaser Common Shares.  An example Purchase Price calculation is attached hereto as Exhibit C.  The Parties acknowledge and agree that amounts set forth in Exhibit C that are not expressly provided for herein are included for illustrative purposes only and shall not be binding on the Parties in any respect.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(c)(ii)(A).

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser Common Shares” means a number of shares of Purchaser Common Stock with an aggregate value equal to the amount by which (i) the sum of (A) $40,000,000 plus (B) the Estimated Net Working Capital Adjustment (which may be a negative number) plus (C) the Incremental Legal Expenses plus (D) the Closing Cash exceeds (ii) the sum of (A) the Cash Consideration plus (B) the Initial Principal Amount plus (C) the value of the Purchaser Convertible Preferred Shares plus (D) the Closing Indebtedness.

“Purchaser Common Stock” means the common stock of Purchaser, $0.001 par value per share, which shall be issued at a price of $4.00 per share.

“Purchaser Convertible Preferred Shares” has the meaning set forth in the definition of “Purchase Price”.

“Purchaser Convertible Preferred Stock” means the Series F Preferred Stock, convertible subordinated notes or other equity or debt security of Purchaser that will have the rights, preferences and designations set forth in the term sheet attached hereto as Exhibit D.

“Purchaser Fundamental Representations” means, collectively, Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3(a) (Consents and Approvals; No Violations); Section 5.4 (Purchaser Shares); and Section 5.5 (Brokers).

“Purchaser Indemnitee” has the meaning set forth in Section 9.2(a).

“Purchaser Prepared Returns” has the meaning set forth in Section 6.10(a).

“Purchaser Related Party” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of Purchaser and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i) above.

“R&W Insurance Policy” means the purchaser-side representations and warranties insurance policy in form and substance reasonably acceptable to Purchaser and the Sellers’ Representative.

“Responsible Party” has the meaning set forth in Section 9.3(a).

“Restrictive Covenant Agreements” means the Restrictive Covenant Agreements, to be dated as of the Closing Date, by and among Purchaser, the Company and each of the Key Employees.

“Sanctions” has the meaning set forth in Section 3.20.

“Second Amended and Restated Right of First Refusal and Co-Sale Agreement” means that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 26, 2019, by and among the Company, HH-Halo and Thriving Paws.

“Seller Expenses” means, without duplication, the unpaid amount of all out-of-pocket fees, costs and expenses incurred by or on behalf of any Seller or the Company on or prior to the Closing in connection with the negotiation, documentation and consummation of the Transactions and the process by which the Company solicited, discussed and negotiated strategic alternatives, in each case solely to the extent required to be paid or reimbursed by the Company, including (i) the Transaction related fees and expenses of Jefferies & Co., Greenberg Traurig, LLP, Jasso Lopez PLLC and any other third-party service providers, including the Incremental Legal Expenses, (ii) other Transaction related accounting, tax, professional, advisory or consulting fees and expenses, including for the avoidance of doubt, fees or expenses payable pursuant to any management services, advisory, monitoring, transaction fee or similar agreement, (iii) fifty percent (50%) of the Siena Consent Fee, (iv) any “single trigger” success, change of control, transaction bonuses or similar amounts payable to current or former employees, independent contractors, directors or consultants of the Company, in each case, that becomes payable solely as a result of the consummation of the Transactions, including those bonuses set forth on Schedule 1.1, and the employer’s portion of any payroll Taxes imposed on such amounts, and (v) fifty percent (50%) of the cost of the D&O Tail Policy; provided that Seller Expenses shall be calculated without duplication of any amounts to the extent used in the calculation of Closing Indebtedness, Estimated Working Capital or Closing Working Capital.  Notwithstanding anything to the contrary contained herein, in no event shall “Seller Expenses” include any amounts with respect to (A) the R&W Insurance Policy or (B) Transfer Taxes to the extent allocated to Purchaser pursuant to Section 10.4.

“Seller Indemnitee” has the meaning set forth in Section 9.2(b).

“Seller Related Party” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any Seller, or any Company or and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i) above.

“Sellers” has the meaning set forth in the recitals to this Agreement.

“Sellers’ Representative” has the meaning set forth in Section 11.1(a).

“Services Agreement” has the meaning set forth in Section 7.3(f).

“Settlement and Release Agreement” means that certain Settlement and Release Agreement, dated June 19, 2019, between the Company, on the one hand, and David Carter, James Handley, Lisa Kieres, Robert Lierle, Myron Lyskanycz and Disa Pratt, on the other hand.

“Siena” means Siena Lending Group LLC.

“Siena Consent” means the consent required to be obtained from Siena under the Credit Facilities as a result of the consummation of the Transactions.

“Siena Consent Fee” means all fees payable to Siena under the Credit Facilities as a result of the consummation of the Transactions.

“Special Dividend” has the meaning set forth in Section 6.17.

“Straddle Period” means any taxable period that includes but ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means (a) any federal, state, local or non-U.S. income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, customs, duties, real property, personal property, escheat or unclaimed property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding tax or other amounts in the nature of a tax, including any interest, penalties or additions to tax in respect of the foregoing and (b) any liability for the payment of amounts described in clause (a) as a result of (i) any express or implied agreements or arrangements with any other Person with respect to such amounts, (ii) any obligations under Law or (iii) being a successor or transferee.

“Tax Claim” has the meaning set forth in Section 6.10(d).

“Tax Return” means any tax returns, information returns, statements, forms, filings and reports relating to Taxes (including any related or supporting schedule, statement or information), and any amendment related thereto.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Termination Fee” means five hundred thousand dollars ($500,000) in cash payable by wire transfer of immediately available funds to an account designated by HH-Halo.

“Third-Party Claim” has the meaning set forth in Section 9.3(a).

“Thriving Paws” has the meaning set forth in the recitals to this Agreement.

“Transaction Tax Deduction” means, without duplication and regardless of by whom paid and whether or not paid prior to the Closing, any amounts to the extent properly deductible by the Company in a Pre-Closing Tax Period for income Tax purposes for the payment of or otherwise attributable to (i) the Seller Expenses (or amounts that would be Seller Expenses but for being paid prior to Closing), (ii) any fees, costs and expenses of the Company attributable to or arising out of the Transactions including any such legal, accounting, transaction, closing and investment banking fees, costs and expenses, (iii) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of Indebtedness on the Closing Date or in connection with the Closing, (iv) all sale, “stay”, retention, or similar bonuses or payments payable to current or former employees, directors or consultants of the Company contingent upon the Closing or, in the case of routine bonus or similar payments not contingent upon the Closing, included as an accrual in Net Working Capital or Indebtedness, and (v) any payroll Taxes imposed with respect to any of the foregoing.  For the purposes of this definition, the Company shall be treated as having made the election under Revenue Procedure 2011-29, 2011 18 IRB, to treat 70% of any success based fees that were paid by or on behalf of the Company as an amount that did not facilitate the Transactions and, therefore, treat 70% of such costs as deductible.

“Transactions” means the transactions contemplated hereby and the Ancillary Documents.

“Transfer Taxes” has the meaning set forth in Section 10.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“WARN Act” has the meaning set forth in Section 6.8(b).

“Willful Breach” means an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action was taken, or such failure to act occurred with such Party’s knowledge or intention that such action or failure to act would reasonably be expected to constitute a material breach under this Agreement.

“Working Capital Target” means $5,500,000.

ARTICLE 2
CLOSING; PURCHASE AND SALE

Section 2.1          Closing of the Transaction.  The consummation of the Transactions (the “Closing”) shall take place at 10:00 a.m., New York time, on the second (2nd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing), at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, unless another time, date or place is agreed to in writing by Purchaser and the Sellers’ Representative; provided that, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be obligated to consummate the Transactions prior to November 22, 2019.  The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2          Purchase and Sale of the Company Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from each Seller, and each Seller will sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), the Company Shares held by such Seller in exchange for such Seller’s portion of the Purchase Price (as further set forth below).

Section 2.3           Purchase Price.

(a)           Estimated Purchase Price.

(i)          No later than six (6) Business Days prior to the Closing, Purchaser shall deliver to the Company a written statement setting forth Purchaser’s good faith calculation of the Incremental Cash Consideration (the “Incremental Cash Consideration Statement”).  During the period after the delivery of the Incremental Cash Consideration Statement and prior to the delivery of the Estimated Closing Statement in accordance with Section 2.3(a)(ii), the Company shall have the opportunity to review and comment on the Incremental Cash Consideration Statement and the calculations set forth therein and Purchaser shall reasonably cooperate with the Company and consider in good faith any revisions to the Incremental Cash Consideration Statement proposed by the Company; provided that in no event shall any review of the Incremental Cash Consideration Statement by the Company, or any dispute or disagreement relating thereto, delay or prevent the Closing, and, in the event of any dispute or disagreement relating thereto, the Parties acknowledge and agree that the item(s) in dispute or at disagreement shall be as finally determined in good faith by Purchaser for all purposes of the Closing.

(ii)           No later than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser (A) a written statement (the “Estimated Closing Statement”) setting forth the Estimated Working Capital, the Estimated Net Working Capital Adjustment, if any, and the Company’s good faith estimates of the amounts of Closing Indebtedness, Closing Cash and Seller Expenses, together with a calculation of the Purchase Price based on such estimates (the “Estimated Purchase Price”) and (B) a statement (the “Funds Flow”) that will set forth the wire transfer or other payment instructions with respect to the payments to be made to the Sellers and to the applicable recipients of the Seller Expenses pursuant to this Section 2.3.  During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Purchaser shall have the opportunity to review and comment on the Estimated Closing Statement and the calculations set forth therein and the Company shall reasonably cooperate with Purchaser and consider in good faith any revisions to the Estimated Closing Statement proposed by Purchaser; provided that in no event shall any review of the Estimated Closing Statement by Purchaser, or any dispute or disagreement relating thereto, delay or prevent the Closing, and, in the event of any dispute or disagreement relating thereto, the Parties acknowledge and agree that the item(s) in dispute or at disagreement shall be as finally determined in good faith by the Company for all purposes of the Closing (provided that nothing in this Section 2.3(a) shall in any way limit the rights of the Parties in connection with the final determination of the Purchase Price in accordance with Section 2.3(c)).  The Estimated Closing Statement and the estimates and calculations contained therein shall be prepared in accordance with Section 2.3(e).

(b)          Closing Consideration.  At the Closing, Purchaser shall pay, or shall cause to be paid, the Estimated Purchase Price as follows:

(i)             to HH Halo, an amount in cash equal to the Cash Consideration minus the amount of Seller Expenses included in the Estimated Closing Statement, by wire transfer of immediately available funds to an account specified in the Funds Flow;

(ii)           to the applicable recipients set forth in the Funds Flow, the amount of Seller Expenses included in the Estimated Closing Statement in cash pursuant to wire instructions provided to Purchaser by the Company set forth in the Funds Flow;

(iii)          to HH-Halo, (A) a stock certificate representing eleven percent (11%) of the Purchaser Common Shares, including all other documents and instruments of issuance or transfer necessary to vest in HH-Halo all of the right, title and interest in and to such Purchaser Common Shares as of the Closing, free and clear of all Liens, other than Permitted Liens, and (B) a stock certificate (or equivalent instrument) representing eleven percent (11%) of the Purchaser Convertible Preferred Shares, including all other documents and instruments of issuance or transfer necessary to vest in HH-Halo all of the right, title and interest in and to such Purchaser Convertible Preferred Shares as of the Closing, free and clear of all Liens, other than Permitted Liens; and

(iv)          to Thriving Paws, (A) a stock certificate representing eighty-nine percent (89%) of the Purchaser Common Shares, including all other documents and instruments of issuance or transfer necessary to vest in Thriving Paws all of the right, title and interest in and to such Purchaser Common Shares as of the Closing, free and clear of all Liens, other than Permitted Liens, and (B) a stock certificate (or equivalent instrument) representing eighty-nine percent (89%) of the Purchaser Convertible Preferred Shares, including all other documents and instruments of issuance or transfer necessary to vest in Thriving Paws all of the right, title and interest in and to such Purchaser Convertible Preferred Shares as of the Closing, free and clear of all Liens, other than Permitted Liens;

provided that a number of Purchaser Common Shares with a value equal to $200,000 in the aggregate shall be held back at Closing (the “Held Back Shares”), which shares shall be issued to the Sellers pro rata based on each Seller’s respective Pro Rata Percentage upon the determination of the Adjustment Amount in accordance with Section 2.3(d).

(c)          Determination of Final Purchase Price.

(i)            As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative proposed calculations of the amounts of Closing Working Capital, the Closing Net Working Capital Adjustment, if any, Closing Indebtedness, Closing Cash and Seller Expenses, together with a calculation of the Purchase Price based thereon (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”).  The Sellers’ Representative shall reasonably cooperate in the preparation of the Proposed Closing Date Calculations to the extent requested by Purchaser.  The Proposed Closing Date Calculations shall be prepared in accordance with Section 2.3(e).

(ii)           (A)           If the Sellers’ Representative does not give written notice of any dispute setting forth in reasonable detail those items that the Sellers’ Representative disputes (a “Purchase Price Dispute Notice”) to Purchaser within forty-five (45) days of receiving the Proposed Closing Date Calculations, Purchaser and the Sellers agree that the Proposed Closing Date Calculations shall be deemed to set forth the final, binding and conclusive Closing Working Capital, Closing Net Working Capital Adjustment, if any, Closing Indebtedness, Seller Expenses, Closing Cash and Purchase Price, in each case, for purposes of determining the Adjustment Amount.  Prior to the end of such forty-five (45)-day period, the Sellers’ Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Purchaser, in which case the Purchase Price will be finally determined when such notice is given.  If the Sellers’ Representative delivers a Purchase Price Dispute Notice to Purchaser within such forty-five (45)-day period, then Purchaser and the Sellers’ Representative shall use commercially reasonable efforts and negotiate in good faith to resolve the dispute during the thirty (30)-day period commencing on the date Purchaser receives the Purchase Price Dispute Notice from the Sellers’ Representative.  The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 (and any applicable similar state rule) shall apply to Purchaser and the Sellers’ Representative during such thirty (30)-day period of negotiations and any subsequent dispute arising therefrom.  Any item set forth in the Proposed Closing Date Calculations and not objected to in the Purchase Price Dispute Notice shall be final and binding on the Parties.  If the Sellers’ Representative and Purchaser resolve the dispute in accordance with the foregoing procedure, then the final, binding and conclusive Closing Working Capital, Closing Net Working Capital Adjustment, if any, Closing Indebtedness, Seller Expenses, Closing Cash and Purchase Price shall be the amounts expressly agreed upon by them in writing.  If the Sellers’ Representative and Purchaser do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of a nationally-recognized, independent accounting firm agreed upon by Purchaser and the Sellers’ Representative (such accounting firm, the “Accounting Firm”).

(B)           The Accounting Firm shall be requested to render a written determination of the unresolved disputed items set forth in the Purchase Price Dispute Notice (acting as an expert and not as an arbitrator) within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the unresolved disputed items set forth in the Purchase Price Dispute Notice) submitted by each of Purchaser and the Sellers’ Representative to the Accounting Firm within twenty (20) days after the engagement thereof (which the Accounting Firm shall forward to Purchaser and Sellers’ Representative, as applicable) and (iii) one written response submitted to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other Purchaser and Sellers’ Representative, as applicable), and not on the Accounting Firm’s independent review, which such determination shall be conclusive and binding on Purchaser and the Sellers absent fraud or manifest error, and any Party may seek to enforce such decision in a court of competent jurisdiction.  No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that at the Accounting Firm’s request, or as mutually agreed by the Sellers’ Representative and Purchaser, the Sellers’ Representative and Purchaser may meet with the Accounting Firm so long as representatives of both the Sellers’ Representative and Purchaser are present.  The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.3(c)(ii)(B).

(C)           The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Sellers’ Representative and Purchaser, and any associated engagement fees shall be initially borne fifty percent (50%) by the Sellers and fifty percent (50%) by Purchaser; provided that such fees shall ultimately be borne as set forth below.  All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.  The fees and disbursements of the Accounting Firm shall ultimately be allocated between the Sellers, on the one hand, and Purchaser on the other, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted.  The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final, binding and conclusive Closing Working Capital, Closing Net Working Capital Adjustment, if any, Closing Indebtedness, Closing Cash, Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Adjustment Amount).

(iii)          Purchaser shall, and shall cause the Company to, make its financial records, accounting work papers, any other books and records pertinent to the calculation of any component of the Purchase Price, and personnel available to the Sellers’ Representative and its accountants and other representatives at reasonable times at any time during the review by the Sellers’ Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations; provided that the Sellers’ Representative executes a customary confidentiality agreement and non-reliance letter.

(iv)          Purchaser and the Sellers agree that the procedures set forth in this Section 2.3 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price pursuant to Section 2.3(c)(ii) in any court of competent jurisdiction in accordance with Section 10.15.  The substance of any determination of the Accounting Firm shall not be subject to review or appeal, absent a showing of fraud or manifest error.  It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of Purchaser and Sellers’ Representative and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.3.

(d)          Adjustment to Estimated Purchase Price.

(i)            If the Adjustment Amount is a positive amount, then (A) Purchaser shall pay the Adjustment Amount to the Sellers’ Representative (for the benefit of the Sellers) by wire transfer or delivery of immediately available funds within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3; provided that Purchaser’s aggregate liability pursuant to this Section 2.3(d)(i)(A) shall in no event exceed an amount equal to $200,000 and (B) within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Purchaser shall issue to the Sellers, in accordance with each Seller’s respective Pro Rata Percentage, the entirety of the Held Back Shares.

(ii)           If the Adjustment Amount is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Purchaser shall issue to the Sellers, in accordance with each Seller’s respective Pro Rata Percentage, the number of Held Back Shares equal to the dollar amount remaining after subtracting the absolute value of such negative amount (or, if the absolute value of such negative amount exceeds $200,000, then none of the Held Back Shares shall be issued to the Sellers).

(iii)           For the avoidance of doubt, the right to not issue all or a portion of the Held Back Shares to the Sellers shall be the sole and exclusive remedy available to Purchaser and its Affiliates for any negative Adjustment Amount pursuant to Section 2.3(d)(ii).

(iv)          Any amounts which become payable and Held Back Shares issuable pursuant to this Section 2.3(d) will constitute an adjustment to the Purchase Price for all purposes.

(e)          Accounting Procedures.  The Estimated Closing Statement, the Proposed Closing Date Calculations and any estimates, determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Company in accordance with GAAP using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Audited Financial Statements and, with respect to Net Working Capital, the Example Statement of Net Working Capital, except that such statements, estimates, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.  For the avoidance of doubt, Net Working Capital shall (i) include only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital and (ii) establish levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital.

(f)           The Parties and their Affiliates shall treat any payments made with respect to adjustments to the Purchase Price pursuant to Article 2 as an adjustment to the Purchase Price for applicable income Tax purposes except to the extent otherwise required by applicable Law.

Section 2.4           Payment of Seller Expenses.  In accordance with Section 2.3(b)(ii), contemporaneously with the Closing, Purchaser shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, the amount of Seller Expenses included in the Estimated Closing Statement pursuant to wire instructions provided to Purchaser by the Company in the Funds Flow.

Section 2.5           Deferred Payment.  After the Closing Date, each Seller shall be entitled to receive its Pro Rata Percentage, if any, of any upward adjustment to the Purchase Price pursuant to Section 2.3(d)(i) (such amount the “Deferred Payment”).  For the avoidance of doubt, none of Purchaser or any of its Affiliates shall be responsible for, and each Seller hereby releases Purchaser and its Affiliates from, and Sellers’ Representative agrees to indemnify, defend and hold each of Purchaser and its Affiliates harmless from and against (without any right of contribution or indemnification from Thriving Paws) any and all Losses arising out of or in connection with, any claim by a Seller in relation to the alleged or actual failure of a Seller to receive its Pro Rata Percentage of any Deferred Payment; provided that nothing set forth in this Section 2.5 shall excuse or relieve Purchaser’s full compliance with all other applicable provisions set forth in this Agreement.

Section 2.6          Withholding.  Purchaser and the Company shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law.  To the extent amounts are so withheld or deducted and timely paid to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Except in connection with compensatory withholding or as a result of a failure to deliver the documents described in Section 7.2(e)(iii), Purchaser shall use commercially reasonable efforts to notify the Sellers’ Representative at least three (3) days prior to making any intended deduction or withholding from any amount payable pursuant to this Agreement, and Purchaser, the Company and the Sellers, and any other applicable withholding party shall cooperate in good faith to either reduce or eliminate any amounts required to be so deducted and withheld.  All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through, as applicable, the Company’s payroll in accordance with applicable payroll procedures.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1           Organization and Qualification.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware.  The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted.

(b)         The Company is duly qualified or licensed to transact business and is in good standing under the Laws of each jurisdiction set forth on Schedule 3.1(b), which jurisdictions constitute all of the jurisdictions in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2           Capitalization ; Subsidiaries.

(a)          The Company Shares comprise all of the Company’s equity securities that are issued and outstanding.  The Company Shares are held beneficially and of record by the Sellers, have been duly authorized, are validly issued, are free and clear of all Liens (other than Permitted Liens), are fully paid and non-assessable.  The attached Schedule 3.2(a)(i) accurately sets forth, as of the date hereof, all of the Company Shares and the name of each holder of such Company Shares together with the number of such Company Shares held by each such holder as of the date hereof.  Except for Contracts and other instruments set forth on Schedule 3.2(a)(ii), all of which will be terminated in connection with the Closing (except for the Fourth Amended and Restated Certificate of Incorporation of the Company, dated September 30, 2019), there are no outstanding or authorized, nor does the Company have any obligations to issue any, (i) options, warrants, rights, convertible securities, calls, puts, performance shares, stock appreciation rights, rights to subscribe, conversion rights (including convertible notes or other similar convertible debt instruments) or other agreements or commitments that require the Company to issue any equity or voting securities or any rights or interests exercisable therefor or (ii) stock appreciation, phantom stock or similar rights with respect to the Company.  Except for Contracts set forth on Schedule 3.2(a)(iii), all of which will be terminated in connection with the Closing, the Company is not party to, and to the knowledge of the Company, no other Person is party to, any voting trusts, proxies or any other Contract with respect to the voting of the Company Shares.  Except for obligations pursuant to the Contracts and other instruments set forth on Schedule 3.2(a)(iv), all of which will be terminated in connection with the Closing (except for the Fourth Amended and Restated Certificate of Incorporation of the Company, dated September 30, 2019), there are no obligations of the Company to pay any dividends to any of its equityholders.

(b)          At all times prior to the date hereof, the Company has not had any Subsidiaries and has not, directly or indirectly, owned any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any Person.

Section 3.3          Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which the Company is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been (and each of the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by the Company and constitutes (or will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (the “Enforceability Exceptions”).

Section 3.4           Financial Statements; Undisclosed Liabilities.

(a)           Attached hereto as Schedule 3.4(a) are the following financial statements (such financial statements, the “Financial Statements”):

(i)          the audited balance sheets of the Company as of June 30, 2018 and June 30, 2019, respectively, and the related audited statements of operations, stockholders’ equity and cash flows for each twelve (12)-month period then ended (such financial statements, the “Audited Financial Statements”); and

(ii)            the unaudited balance sheet of the Company as of August 31, 2019 (the “Latest Balance Sheet”) and the related unaudited statements of operations, stockholders’ equity and cash flows for the two (2)-month period then ended.

(b)          Except as set forth on Schedule 3.4(b), the Financial Statements (including in all cases the notes thereto, if any) are based upon information contained in the books and records of the Company (which books and records are accurate, correct and complete in all material respects) and (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes and normal year‑end adjustments (which notes and adjustments, if presented, would not be material, individually or in the aggregate, to the Company) and (ii) fairly present, in all material respects, the consolidated financial condition, cash flow and results of operations of the Company as of the dates thereof and for the periods therein referred to (subject, in the case of any unaudited Financial Statements, to the absence of notes and normal year‑end adjustments, which notes and adjustments, if presented, would not be material, individually or in the aggregate, to the Company).

(c)         There is no liability, debt or obligation of or claim against the Company whether or not of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for those (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since June 30, 2019 in the ordinary course of the operation of business of the Company consistent with past practice, or (iii) disclosed on Schedule 3.4(c).

Section 3.5           Consents and Approvals; No Violations.  Except as set forth on Schedule 3.5, no notices to, registrations or filings with, or authorizations, consents, waivers or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for those the failure of which to obtain or make would not reasonably be expected to be material to the business of the Company.  Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 3.5, require any consent, notice, approval or authorization under, or give rise to any right of termination, cancellation acceleration, payment, abandonment, modification, amendment, or result in any breach, termination or modification of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any Material Contract, or Material Permit, (c) violate any Law or Governmental Order to which the Company or any of its properties or assets is subject, or (d) except with respect to Permitted Liens, result in the creation or imposition of any Lien upon any of the property or assets of the Company, except, in the case of clauses (b), (c) and (d), as does not, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Company.

Section 3.6          Material Contracts.

(a)          Except for the Contracts set forth on Schedule 3.6(a) (such Contracts, collectively, the “Material Contracts”), as of the date of this Agreement, the Company is not a party to or bound by any of the following Contracts:

(i)             Contracts (other than purchase orders and statements of work issued under existing master or similar Contracts) with any Material Customer or Material Supplier;

(ii)            Material Real Property Leases;

(iii)          Contracts pursuant to which the Company is a lessee of any tangible personal property, or holds or operates any tangible personal property owned or controlled by another Person, other than any such Contract under which the aggregate annual payments do not exceed $100,000;

(iv)          Contracts under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any such Contract under which the aggregate annual rental payments do not exceed $100,000;

(v)            (A) joint development Contracts, (B) joint venture Contracts or (C) strategic alliance or similar Contracts;

(vi)         Contracts prohibiting in any material respect the Company from freely engaging in any line of business anywhere in the world or competing with any Person or otherwise including provisions on joint price-fixing, market or customer sharing, exclusivity or market classification;

(vii)         Contracts containing material confidentiality provisions (other than ordinary course non-disclosure agreements, customer or supplier agreements, employee or contractor agreements or such other Contracts entered into in the ordinary course of business where confidentiality undertakings are incidental to the primary purpose);

(viii)        Contracts (excluding Employee Benefit Plans) that require the payment by or to the Company after the date hereof of an amount in excess of $100,000 per annum;

(ix)           Contracts relating to Indebtedness;

(x)            Contracts that relate to any disposition or acquisition by the Company of any operating business or the capital stock or equity interests of any other Person during the past two (2) years, in each case for consideration in excess of $100,000;

(xi)           Contracts to directly or indirectly guarantee of any liability or obligation of another Person;

(xii)          Contracts that represents the settlement or compromise of any actual or threatened Proceeding against or by the Company;

(xiii)         Contracts for capital expenditures in excess of $100,000;

(xiv)         Contracts in which the Company makes, directly or indirectly, any material advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in excess of $100,000;

(xv)          Contracts pursuant to which (i) the Company licenses Intellectual Property to any Person, other non-exclusive licenses entered in the ordinary course of business or (ii) the Company licenses Intellectual Property from any Person, other than agreements for shrink-wrap, click-wrap or off-the-shelf software, or other software commercially available on reasonable terms to the public generally, in each case with one-time or annual license, maintenance, support and other fees of $100,000 or less.

(xvi)         Contracts with a Governmental Entity;

(xvii)        Contracts involving a sharing of profits, losses, costs or expenses or containing a put, call or similar right;

(xviii)       Contracts (A) for the future sale of any asset of the Company or (B) that grants a right or option to purchase in the future any asset of the Company, other than in each case any Contract with a remaining value of less than $100,000; or

(xix)         Contract to commit to do any of the foregoing.

(b)          Except as set forth on Schedule 3.6(b), each Material Contract (i) is legal, valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the knowledge of the Company, each other party thereto (subject to the Enforceability Exception); and (ii) to the knowledge of the Company, will be legal, valid, binding and enforceable on identical terms immediately following the consummation of the transactions contemplated by this Agreement (subject to the Enforceability Exception).

(c)          Except as set forth on Schedule 3.6(c), the Company has performed in all material respects all obligations required to be performed by it under the Material Contracts and is not in material default under or in material breach of, nor in receipt of any written claim of default or breach under, any Material Contract to which it is a party, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material default, breach or event of noncompliance by the Company under any Material Contract.  To the knowledge of the Company, as of the date hereof, the other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such agreement.

(d)         The Company has not received any written notice from any counterparty to any Material Contract of such party’s intention to terminate, not renew, cancel or materially decrease its business with the Company outside of the ordinary course of business or any claims for damages or indemnification thereunder.

(e)          Correct and complete copies of each Material Contract (including any amendments, waivers or other modifications thereto through the date of this Agreement) have been made available to Purchaser.

Section 3.7         Absence of Changes.  Except as set forth on Schedule 3.7, during the period beginning on June 30, 2019 and ending on the date of this Agreement, the Company has conducted its business in the ordinary course consistent with past practice in all material respects and there has not been:

(a)          a Company Material Adverse Effect;

(b)          any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company;

(c)           any material damage, destruction or loss, whether or not covered by insurance;

(d)          any waiver or compromise by the Company of a material right or of a material debt owed to it;

(e)          any satisfaction or discharge of any Liens (other than Permitted Liens) or payment of any obligation by the Company, except in the ordinary course of business consistent with past practice;

(f)           any material change to a Material Contract that is or would reasonably be expected to be adverse to the Company;

(g)          any material change in any compensation or benefit arrangement or agreement with any employee, officer, director or the Company other than annual compensation and benefits increased in the ordinary course of business consistent with past practice;

(h)          any resignation or termination of employment of any officer or managerial-level employee of the Company;

(i)           any Lien created by the Company, with respect to any of its material properties or assets, except for Permitted Liens;

(j)           any material loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business consistent with past practice;

(k)          any declaration, setting aside or payment or other distribution or dividend in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(l)           any sale, assignment, transfer, licensing, abandonment or dedication to the public, lapse or other disposition of any Intellectual Property, other than licenses of Intellectual Property in the ordinary course of business;

(m)         to the knowledge of the Company, any loss of, or material order cancellation by, any Material Customer or Material Supplier;

(n)          an acquisition by the Company of any business or Person by merger or consolidation or by purchase by the Company of substantially all of the assets or equity interests of such Person or any Contract entered into by the Company with respect to the foregoing

(o)          any material change by the Company in its accounting principles, practices or methods except as required by GAAP;

(p)         any (i) material Tax election (or change to any material Tax election), (ii) change to any annual Tax accounting period or material method of Tax accounting, (iii) amendment or other modification of any material Tax Return, (iv) filing for any ruling or similar request with any Governmental Entity that relates to Tax matters, (v) settlement or compromise any material Tax audit or other material Tax Proceeding, (vi) entrance into any material closing agreement or initiation of any voluntary disclosure or similar program related to any Tax matters, (vii) surrender any right to claim a material Tax refund, or (viii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(q)          any purchase by the Company of any equity securities in any Person or the formation by the Company of any Subsidiaries;

(r)           any joint venture Contract entered into by the Company; or

(s)           any Contract entered into by the Company to do any of the things described in this Section 3.7.

Section 3.8           Litigation.

(a)          Except as set forth on Schedule 3.8(a), there is no, and since January 1, 2016 there have been no, Proceedings pending, and to the Company’s knowledge, no Proceedings threatened (i) against or involving the Company or any officer or director of the Company; or (ii) that questions the validity of the Transactions or the right of the Company to enter into or consummate the Transactions.  Except as set forth on Schedule 3.8(a), there is no Proceeding by the Company pending or which the Company intends to initiate.  The foregoing includes Proceedings pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees or their services provided in connection with the Company’s business.

(b)          All amounts required to be paid by the Company pursuant to the Settlement and Release Agreement have been paid in full, and there are no other present or future payment obligations of the Company under such Settlement and Release Agreement.

(c)          The Company is not, and since January 1, 2016 has not been, subject to any Governmental Order addressed specifically to it, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Company.

Section 3.9           Compliance with Applicable Law; Permits.

(a)          The Company is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws, except for noncompliance that individually or in the aggregate would not be material to the Company.  To the knowledge of the Company, since January 1, 2016, there have not been any allegations by any Governmental Entity of non-compliance with any such applicable Laws, except where the failure to be so in compliance would not, individually or in the aggregate, be reasonably expected to be material to the Company.  The Company has, since January 1, 2016, complied and is in compliance with all Governmental Orders, except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)          The Company holds and is in compliance with all permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct of its business as presently conducted and the ownership or operations of its properties and assets, except, in each case, for such permits, licenses, approvals, certificates and other authorizations the absence of which, or the failure to comply with, would not, individually or in the aggregate, reasonably be expected to be material to the Company (“Material Permits”).  Schedule 3.9(b) sets forth a list of Material Permits as of the date of this Agreement.  No written or, to the knowledge of the Company, oral notices have been received by the Company from any Governmental Entity alleging the failure to hold any Material Permit.  As of the date hereof, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (iii) to the knowledge of the Company, no event has occurred which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Material Permit, and (iv) as of the date hereof, there is no Proceeding pending, or to the knowledge of the Company, threatened, to revoke any Material Permit.

Section 3.10         Employee Plans.

(a)           Schedule 3.10(a) lists all material Employee Benefit Plans.

(b)         Neither the Company nor any of its ERISA Affiliates maintains or contributes to, or has any liability in respect of (and has not had or maintained or contributed to or had liability in respect of, in the past six (6) years) any plan subject to Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Except as set forth on Schedule 3.10(b), neither the Company nor any of its ERISA Affiliates has any material liability under an Employee Benefit Plan in respect of, or obligation to provide, post-employment medical, life or health benefits to employees or former employees of the Company other than health continuation coverage pursuant to COBRA.

(c)          Except as set forth on Schedule 3.10(c): (i) each Employee Benefit Plan that is sponsored or maintained by the Company has been maintained and administered in material compliance with the applicable requirements of ERISA, the Code and any other applicable Laws; and (ii) the Company has made all contributions and premiums required by Law to be made by it for each applicable Employee Benefit Plan.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the knowledge of the Company, nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan.  The Company has no obligation to pay a Tax gross-up or otherwise reimburse or compensate any Person for any Tax-related payments under Section 409A or Section 4999 of the Code, whether pursuant to an Employee Benefit Plan or otherwise.

(d)          With respect to each Employee Benefit Plan sponsored or maintained by the Company, there are no material claims, audits, investigations or litigation by any Governmental Entity pending, or, to the knowledge of the Company, threatened, with respect to such Employee Benefit Plan, other than ordinary course claims for benefits and any appeals thereof.

(e)          With respect to each Employee Benefit Plan, the Company has made available to Purchaser copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description and any amendments or summary of material modifications thereto, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination or opinion letter.

(f)           Except as set forth on Schedule 3.10(f), neither the execution of this Agreement, approval of the Transaction, or the consummation of the Transaction, whether alone or in combination with any other event, could (i) give rise to any liability under any Employee Benefit Plan, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company (whether current, former or retired) or their beneficiaries, or (iii) result in an “excess parachute payment” (within the meaning of Section 280G of the Code) to any Person.

Section 3.11         Environmental Matters.  The Company is and, since January 1, 2016, has been in material compliance with all Environmental Laws and has all permits, licenses and other authorizations required under Environmental Laws that are necessary to conduct their business and operate the Leased Real Property.  As of the date hereof, the Company is not subject to any Governmental Order pursuant to Environmental Laws and there are no Proceedings pending, or to the knowledge of the Company, threatened against the Company before any Governmental Entity that alleges any violation of or liability under any Environmental Law.  The Company has not (i) handled, stored, transported, released or disposed of any toxic or otherwise hazardous material, substance or waste in violation of any Environmental Laws or (ii) assumed, undertaken, or otherwise become subject to any liability of another Person, or provided an indemnity with respect to any liability, relating to Environmental Laws that, in either case, would be material to the Company and its Subsidiaries, taken as a whole.

Section 3.12         Intellectual Property, Information Technology and Data Privacy.

(a)         Schedule 3.12(a) sets forth a true and complete list of all (i) registered trademarks and applications therefor, (ii) issued patents and pending patent applications, (iii) registered copyrights and (iv) registered domain names owned or controlled by the Company, identifying in each case the record and beneficial title holder and describing any applicable filing and registration particulars (“Company Registered IP”).

(b)          All Company Registered IP is subsisting and, to the Company’s knowledge, valid and enforceable under applicable Law in all material respects, and, to the knowledge of the Company, no event has occurred that would reasonably be expected to render any of the Company Intellectual Property invalid or unenforceable.  The Company owns or otherwise duly licenses or possesses valid and legally enforceable rights to use all Company Intellectual Property that is material to the business of the Company as currently conducted.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding Liens (other than Permitted Liens) of any kind on or relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.  To the Company’s knowledge, no Person has used, disclosed, diluted, infringed, misappropriated or otherwise violated any of the Company Intellectual Property, other than authorized uses and disclosures in accordance with written agreements entered into with the Company.

(c)          To the Company’s knowledge, neither the conduct of the business of the Company nor the Company’s creation, use, license or other transfer of the Company Intellectual Property dilute, infringe, misappropriate or otherwise violate any other Person’s Intellectual Property or constitute unfair competition or trade practices under any law.  Except as set forth on Schedule 3.12(c)(i), the Company has not received written notice of any pending or, to the Company’s knowledge, threatened Proceeding or any allegation or claim in which any Person alleges that the Company, its business or the Company Intellectual Property has diluted, infringed, misappropriated or otherwise violated any Person’s Intellectual Property.  To the Company’s knowledge, no Person is diluting, infringing, misappropriating or otherwise violating the Company Intellectual Property.  Except as set forth on Schedule 3.12(c)(ii), the Company has not sent written notice of any pending or, to the Company’s knowledge, threatened Proceeding or any allegation or claim in which the Company alleges that any Person, its business or such Person’s Intellectual Property has diluted, infringed, misappropriated or otherwise violated the Company Intellectual Property.

(d)         The Company has taken commercially reasonable steps to protect, preserve and maintain the confidentiality of all material trade secrets and confidential business information included in the Company Intellectual Property.  All Persons who have received material trade secrets or other material confidential business information of the Company have entered into written confidentiality agreements with the Company to protect the secret or confidential status of such information, and, to the knowledge of the Company, no Person has defaulted under or breached any term of any such agreement.  Each current or former employee, consultant, independent contractor or other Person who has contributed to or participated in the conception or development of any material Intellectual Property for the Company has executed a valid and enforceable written assignment agreement sufficient in all material respects to irrevocably transfer all rights, title and interest in that Intellectual Property to the Company to the extent any such rights did not become the sole property of the Company by operation of law.  To the Company’s knowledge, none of those current or former employees, consultants, independent contractors or other Persons has violated any of those agreements.

(e)        The Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  To the Company’s knowledge, since January 1, 2016, no Person has gained unauthorized access to the IT Assets in a manner which resulted in unauthorized access to, or the modification, misappropriation, corruption, or encryption of, any material information contained therein.  The Company has implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with industry practices.  The IT Assets have not materially malfunctioned or failed since January 1, 2016.

(f)          The Company is currently operating in compliance, in all material respects, with all applicable Information Privacy and Security Laws. The Company has not received any written notice from any Governmental Entity of any violation of any Information Privacy and Security Laws by the Company that has not been fully resolved.  To the Company’s knowledge, the Company has at all times complied in all material respects with all rules, policies and procedures established by the Company from time to time with respect to privacy, data security, or collection and use of Personal Information gathered or accessed in the course of the operations of the Company.  To the Company’s knowledge, the Company has not made or suffered any unauthorized access, use, or disclosure of Personal Information that, individually or in the aggregate, compromises the security or privacy of such Personal Information or otherwise acted in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws. The Company has not notified, either voluntarily or as required by Law, any affected individual or any Governmental Entity of any security breach involving Personal Information, and the Company is not currently planning to make any such notification or investigating or planning an investigation into whether any such notification is required.

Section 3.13         Labor Matters.

(a)           Except as set forth on Schedule 3.13(a), (i) the Company is not a party to any collective bargaining agreement or other written agreement with any labor union with respect to its employees, (ii) there is no strike, walk out, work stoppage, lockout or other material labor dispute pending or, to the knowledge of the Company, threatened in writing against the Company, (iii) to the knowledge of the Company as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of the Company and (iv) there is no material unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board.  The Company has not, during the twelve (12) month period prior to the date hereof, implemented any plant closing or employee layoffs in violation of the WARN Act, and the Company has delivered to Purchaser a true and complete list of layoffs, by location, implemented by the Company in the 90-day period preceding the Closing Date.

(b)        The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, unemployment insurance, workers’ compensation, immigration, employment discrimination, disability rights, equal opportunity, leaves of absence, affirmative action, plant closing and mass layoff issues, occupational safety and health Laws.

(c)           No individual who has performed services for the Company has been improperly excluded from participation in any Employee Benefit Plan, and the Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor or on any other non-employee basis for the Company rather than as an employee, with respect to any individual employed, engaged, or leased by the Company from another employer, or with respect to any misclassification of any employee as exempt versus nonexempt.

Section 3.14        Insurance.  Schedule 3.14(a) contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement (“Insurance Policies”).  All such Insurance Policies are legal, valid, binding and enforceable in accordance with their respective terms, and are in full force and effect.  All amounts due for premiums with respect thereto covering all periods up to and including the Closing Date have been paid in accordance with their terms.  The Company is not in breach or default with respect to its obligations under such Insurance Policies and, since January 1, 2016, no written notice of threat of cancellation, termination or premium increase has been received by the Company with respect to any such Insurance Policy.  There are no claims by the Company pending under any such Insurance Policies as to which coverage has been denied by the insurers thereof.  Except as set forth on Schedule 3.14(b), since January 1, 2016, the Company has not made a claim under any Insurance Policy, which claim, in and of itself, would reasonably be expected to cause a material increase in the premiums of such Insurance Policy.  Set forth on Schedule 3.14(c) are all material insurance claims made under such Insurance Policies since January 1, 2016.

Section 3.15         Tax Matters.  Except as set forth on Schedule 3.15:

(a)          The Company has prepared and filed all income and other material Tax Returns required to be filed under applicable Law with respect to the Company, each such Tax Return is complete and correct in all material respects, and the Company has paid all material amounts of Taxes due and owing (whether or not shown as due on such Tax Returns);

(b)          No written claim has been received by the Company from a Taxing authority in a jurisdiction where a Tax Return is not filed by, or on behalf of, the Company that the Company is or may be subject to taxation in such jurisdiction with respect to Tax that is the subject of such Tax Return;

(c)          all Taxes not yet due and payable by the Company have been properly accrued on the books of account of the Company in accordance with GAAP;  the unpaid Taxes of the Company for all Pre-Closing Tax Periods (i) will have been paid prior to Closing or (ii) will be accrued as a liability and taken into account in the calculation of Closing Working Capital (as finally determined pursuant to Section 2.3(c));

(d)          all material amounts of Taxes that the Company is obligated to collect or withhold from amounts paid by, or owing to, any employee, creditor or third party have been collected or withheld, and all such collected and withheld amounts have timely remitted and reported to the appropriate Governmental Entity in accordance with applicable Law;

(e)           the Company is not currently the subject of any Tax audit or examination or other Proceeding with respect to Taxes for any material amount, and the Company has not received written notice that any such audit, examination or other Proceeding is contemplated or pending;

(f)          the Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority (other than extensions which are no longer in effect or that do not require the consent of any Taxing authority and were obtained in the ordinary course of business of the Company), and no unresolved deficiencies or additions to Taxes have been asserted, assessed or proposed against the Company;

(g)          the Company has not engaged in or otherwise been a party to any “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b);

(h)         the Company (i) is not a party to, bound by or subject to any material obligation under, any Tax indemnity, Tax sharing, or Tax allocation agreement with any other Person, in each case, other than pursuant to customary Tax allocation or gross-up provisions contained in commercial agreements entered into the ordinary course of business and the principal subject matter of which does not relate to Taxes, (ii) does not have any material liability for the Taxes of any other Person payable by reason of assumption or transferee or successor liability and (iii) is not nor has ever been (or required to have been included as) a member of any affiliated, consolidated, combined, unitary or similar Tax group for purposes of filing Tax Returns or paying Taxes;

(i)           during the two (2) year period ending on the date of this Agreement, the Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 or 361 of the Code;

(j)           there are no Liens for Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of the Company;

(k)         the Company will not be required to include any material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received or paid, or deferred revenue accrued, on or prior to the Closing Date, (e) use of an improper method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date or (f) election under Section 108(i) of the Code; and

(l)          The Company is not the beneficiary of any Tax incentive, deferral, holiday, abatement or similar arrangement with any Governmental Entity that would be subject to any recapture, clawback, rescission, termination or similar adverse consequence as a result of the transactions contemplated by this Agreement.

Section 3.16        Brokers.  No broker, finder, financial advisor, investment banker or other third party, other than Jefferies & Co. and its Affiliates (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

Section 3.17        Real and Personal Property.

(a)          Real Property.  The Company does not own any real property used in the business of the Company.  Schedule 3.17(a) sets forth (whether as lessee or lessor) the address and a list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) of real property (such real property, the “Leased Real Property”) to which the Company is a party or by which it is bound, in each case, as of the date of this Agreement (each a “Material Real Property Lease”).  Except as set forth on Schedule 3.17(a), (i) each Material Real Property Lease is legal, valid and binding on the Company, and to the knowledge of the Company, on the other party thereto and is in full force and effect, enforceable in accordance with its terms (subject to the Enforceability Exception); (ii) the Company is not, nor to the knowledge of the Company is the other party thereto, in breach or default under any Material Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Real Property Lease; and (iii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof and there is no Person (other than the Company) in possession of such Leased Real Property. The Leased Real Property constitutes all of the material real property used or occupied by the Company.  The Leased Real Property and the material improvements thereon are in good operating condition and repair, subject to ordinary wear and tear.  With respect to each Material Real Property Lease, the Company’s possession and quiet enjoyment of the Leased Real Property under such Material Real Property Lease has not been disturbed in any material respect, and to the knowledge of the Company, there are no disputes with respect to such Material Real Property Lease.

(b)         Personal Property.  Except as disclosed on Schedule 3.17(b), as of the date of this Agreement, the Company owns or holds under valid leases all material machinery, equipment and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property) necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than Permitted Liens).  Such assets and properties are in good condition and repair, ordinary wear and tear excepted, and constitute all assets and properties necessary and sufficient for the operation of the business immediately following the Closing in all material respects as it is conducted on the date hereof.

Section 3.18         Transactions with Affiliates.  Except as set forth on Schedule 3.18, no Affiliate, stockholder, officer, or director of the Company, or any individual of any such Person’s immediate family, or any entity in which any such Person owns a controlling interest (a) has any Contract with, or any economic interest in any material commercial relation of, the Company or (b) has a material interest in any property or asset which is used by the Company in the conduct of its business (any such Contract, economic interest, material commercial relation or material interest, an “Affiliate Transaction”).

Section 3.19         Anti-Corruption Laws.  In the past five (5) years, the Company, nor to the knowledge of the Company, any director, officer, or employee of the Company any agent, representative, consultant or any other Person acting on behalf of the Company, has directly or indirectly violated any laws, rules and regulations relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010; and any other applicable anti-bribery or anti-corruption laws.

Section 3.20        Sanctions.  The Company and, to the knowledge of the Company, the directors, officers, or employee of the Company, any agent, representative, consultant or any other Person acting on behalf of the Company, are, and for the past five (5) years have been, in compliance with applicable Laws and regulations pertaining to trade and economic sanctions (“Sanctions”), including those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and have not otherwise been the target of any Sanctions.

Section 3.21         Customers and Suppliers.

(a)          Schedule 3.21(a)(i) sets forth an accurate list of the ten (10) largest customers of the Company based on annual revenue (the “Material Customers”), along with the dollar amounts of such revenue generated from each Material Customer, for the twelve (12)-month period ended December 31, 2018.  Schedule 3.21(a)(ii) sets forth an accurate list of the ten (10) largest suppliers, vendors and service providers of the Company based on the annual amount of Company purchases (the “Material Suppliers”), along with the dollar amount of such Company purchases from each Material Supplier, for the twelve (12)-month period ended December 31, 2018.

(b)         Except as set forth on Schedule 3.21(b), (i) no Material Customer or Material Supplier has notified the Company of its intention to terminate, decrease the volume of goods or services purchased from or supplied to the Company, or otherwise modify in any material and adverse respect any Contract in force as of the date of this Agreement between such Material Customer or Material Supplier and the Company.

Section 3.22        Assets and Properties.  The Company has good and valid title, free and clear of all Liens (other than Permitted Liens) to all of the real property and material assets (a) reflected on the Latest Balance Sheet or thereafter acquired or (b) used in the conduct of the business of the Company, except, in each case, for (i) leased or licensed real or personal property, (ii) intangible Intellectual Property or (iii) such tangible properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice.

Section 3.23       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY IS NOT MAKING, NOR HAS AUTHORIZED ANY SELLER OR ANY OTHER PERSON TO MAKE, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING ANY OF OR WITH RESPECT TO MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.  FURTHER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL STATUTORY OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).  WITHOUT LIMITING THE FOREGOING, EXCEPT IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, NONE OF THE SELLERS, THE COMPANY, NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR PURCHASER’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS OR ANY DISCUSSION WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally (and not jointly and severally) solely as to such Seller, hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.1          Organization.  Such Seller is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of such Seller’s jurisdiction of formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.2           Authority.  Such Seller has the requisite power and authority to execute and deliver this Agreement and each other Ancillary Document to which such Seller is or will be a party, and to consummate the transactions contemplated hereby and thereby and carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the Ancillary Documents to which such Seller is or will be a party and the performance by such Seller of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of such Seller and no other proceeding (including by its equityholders) on the part of such Seller is necessary to authorize this Agreement.  This Agreement has been (and each of the Ancillary Documents to which such Seller is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by such Seller and constitutes (or will constitute when executed) a valid, legal and binding agreement of such Seller (assuming that this Agreement has been, and the Ancillary Documents to which such Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3          Consents and Approvals; No Violations.  Except as set forth on Schedule 4.3, no notices to, registrations or filings with, or authorizations, consents, waivers or approvals of any Governmental Entity are necessary for the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is or will be a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent, delay or restrain the consummation of the transactions contemplated hereby or thereby.  Neither the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is or will be a party nor the consummation by such Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of such Seller’s Governing Documents, (b) except as set forth on Schedule 4.3, require any consent, notice, approval or authorization under, or give rise to any right of termination, cancellation acceleration, payment, abandonment, modification, amendment, or result in any breach, termination or modification of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material Contract to which such Seller is party or (c) violate any Law or Governmental Order to which such Seller or any of its properties or assets is subject, except, in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay, or be reasonably likely to prevent or materially delay, the transactions contemplated hereby or thereby.

Section 4.4          Title to Company Shares; Ownership of Sellers.  Such Seller owns of record and beneficially the Company Shares set forth across from such Seller’s name on Schedule A, and such Seller has good and marketable title to the Company Shares, free and clear of all Liens (other than restrictions imposed under applicable securities Laws).  Other than (A) as set forth in the Contracts listed on Schedule 4.4 or (B) Purchaser’s rights under this Agreement, there are no outstanding or authorized rights to subscribe for, purchase or otherwise acquire, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction of any other condition, from such Seller all or any portion of such Seller’s Company Shares.

Section 4.5          Litigation.  There is no Proceeding pending or, to such Seller’s knowledge, threatened against such Seller which would have a material adverse effect on such Seller’s ownership of his, her or its Company Shares, or otherwise prevent or materially delay the Closing.  Such Seller is not subject to any outstanding Governmental Order that would have a material adverse effect on such Seller’s ownership of his, her or its Company Shares, or otherwise prevent or materially delay the Closing.

Section 4.6          Brokers.  No broker, finder, financial advisor, investment banker or other third party, other than Jefferies & Co. and its Affiliates (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

Section 4.7         EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ITS ASSETS, AND EACH SELLER SPECIFICALLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES; AND NO OTHER WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE OR CONTRACT, OR OTHERWISE, SHALL APPLY.  EXCEPT IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, IF APPLICABLE, EACH SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.1         Organization.  Purchaser is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2          Authority.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which Purchaser is or will be a party, and to consummate the transactions contemplated hereby and thereby and carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the Ancillary Documents to which Purchaser is or will be a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Purchaser and no other proceeding (including by its equityholders) on the part of Purchaser is necessary to authorize this Agreement.  This Agreement has been (and each of the Ancillary Documents to which Purchaser is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by Purchaser and constitutes (or will constitute when executed) a valid, legal and binding agreement of Purchaser (assuming that this Agreement has been, and the Ancillary Documents to which Purchaser is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3          Consents and Approvals; No Violations.  Except as set forth on Schedule 5.3, no notices to, registrations or filings with, or authorizations, consents, waivers or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Purchaser of this Agreement or the Ancillary Documents to which Purchaser is or will be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent, delay or restrain the consummation of the transactions contemplated hereby or thereby.  Neither the execution, delivery or performance by Purchaser of this Agreement or the Ancillary Documents to which Purchaser is or will be a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Purchaser’s Governing Documents, (b) except as set forth on Schedule 5.3, require any consent, notice, approval or authorization under, or give rise to any right of termination, cancellation acceleration, payment, abandonment, modification, amendment, or result in any breach, termination or modification of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material Contract to which Purchaser is party or (c) violate any Law or Governmental Order to which Purchaser or any of its properties or assets is subject, except, in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay, or be reasonably likely to prevent or materially delay, the transactions contemplated hereby or thereby.

Section 5.4           Purchaser Shares.

(a)          At the Closing, (i) Purchaser will have an adequate amount of authorized shares of Purchaser Common Stock and Purchaser Convertible Preferred Stock to effect the issuance to the Sellers of the Purchaser Common Shares and the Purchaser Convertible Preferred Shares in accordance with this Agreement, (ii) all of the Purchaser Common Shares and the Purchaser Convertible Preferred Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will be issued in compliance with applicable securities Laws or exemptions therefrom, (C) will not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right or any similar right, and (D) will be free of all Liens, other than restrictions imposed under applicable securities Laws.

(b)          Each Purchaser Convertible Preferred Share issued to the Sellers at the Closing will (i) be issued at the same price per share or other unit as the Purchaser Convertible Preferred Stock issued to the investors in the PIPE Transaction, and (ii) be pari passu with, have the same rights and privileges as, and constitute the same security as, the Purchaser Convertible Preferred Stock issued to the investors in the PIPE Transaction.

Section 5.5         Brokers.  No broker, finder, financial advisor, investment banker or other third party is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.

Section 5.6          Financing.  Purchaser and Sellers acknowledge and affirm that it is not a Purchaser condition to Closing or any of Purchaser’s other obligations under this Agreement that Purchaser obtain financing (or obtain financing on terms acceptable to Purchaser) for or relating to the transactions contemplated hereby.

Section 5.7          Solvency.  Assuming that the representations and warranties of the Company and Sellers contained in this Agreement are true and correct in all material respects (solely for the purpose of this Section 5.7, without giving effect to any materiality or “Company Material Adverse Effect” qualifications or exceptions), immediately after the Closing, and after giving effect to the transactions contemplated hereby, the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.8           Acquisition For Investment.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Company Shares.  Purchaser confirms that it can bear the economic risk of its investment in the Company Shares and can afford to lose its entire investment in the Company Shares, has been furnished the materials relating to the purchase of the Company Shares which Purchaser has requested, and the Company has provided Purchaser and its representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Company.  Purchaser is acquiring the Company Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Company Shares.  Purchaser agrees that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.

Section 5.9         Acknowledgment and Representations by Purchaser.  Purchaser acknowledges and agrees that it has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company.  Purchaser acknowledges that, other than as set forth in this Agreement and the Ancillary Documents, neither the Company, the Sellers nor any of the Seller Related Parties makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Seller or the Company heretofore or hereafter delivered to or made available to Purchaser or any of its agents, representatives, lenders or Affiliates.  Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that none of the Company or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Company made available to Purchaser, including due diligence materials, memoranda or similar materials, or in any presentation of the business of any Seller or the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing delivering and performing this Agreement and transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Purchaser and its representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of any Seller or the Company, and are not and shall not be deemed to be relied upon by Purchaser in executing delivering and performing this Agreement and the transactions contemplated hereby.

Section 5.10       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  EXCEPT IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, PURCHASER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESS OR ITS ASSETS, AND PURCHASER SPECIFICALLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES; AND NO OTHER WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE OR CONTRACT, OR OTHERWISE, SHALL APPLY.  EXCEPT IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, PURCHASER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, SELLER OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 6
COVENANTS

Section 6.1           Conduct of Business of the Company.  Except as contemplated by Schedule 6.1, during the Interim Period, the Company shall, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course in substantially the same manner heretofore conducted.  Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 6.1, during the Interim Period, the Company shall not, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          incur, guarantee, issue any notes, bonds or other debt securities or otherwise become liable for any Indebtedness (other than pursuant to the Credit Facilities, the Note or the Note Documents);

(b)          (i) sell, transfer or issue to any Person (or authorize any of the foregoing), (ii) redeem or otherwise acquire or (iii) split, combine, subdivide or reclassify any capital stock or other equity securities of the Company or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

(c)          form any Subsidiaries;

(d)          mortgage or pledge any of its material properties or assets (tangible or intangible) or subject them to any Lien, except for operating leases to the extent such mortgage or pledge results in a Permitted Lien;

(e)          sell, assign, lease, license or otherwise dispose of any of its tangible or intangible properties or material assets (other than Intellectual Property), except for sales of inventory in the ordinary course of business;

(f)           sell, assign, transfer, license, abandon or dedicate to the public, allow to lapse or otherwise dispose of any Intellectual Property, other than licenses of Intellectual Property in the ordinary course of business;

(g)          acquire (other than as a result of a capital expenditure), any asset with a value in excess of $75,000 individually or $175,000 in the aggregate;

(h)          forgive, cancel, compromise, waive or release any debts, claims or rights in excess of $75,000;

(i)           acquire (i) any Person (by merger or consolidation) or (ii) a material portion of the equity securities or assets of any Person;

(j)           make any capital expenditures or commitments therefor in excess of the aggregate amount set forth in, or fail to make any capital expenditures contemplated by, the Company’s budget for fiscal year 2020 set forth on Schedule 6.1(j);

(k)          (i) make (A) any loans or advances to, (B) guarantees for the benefit of, or (C) any investments in, (ii) sell, transfer, license or lease any of its assets to or (iii) enter into any other transactions with any Affiliate, stockholder, officer, or director of the Company, or any individual of any such Person’s immediate family, or any entity in which any such Person owns a controlling interest, in each case in excess of $75,000 in the aggregate;

(l)           except as required pursuant to the terms of any Employee Benefit Plan in effect on the date of this Agreement or applicable Law, (i) grant or announce any increase in compensation or benefits of any director, officer, employee or consultant of the Company other than non-material increases in base compensation to non-officer employees made in the ordinary course consistent with past practice, (ii) enter into or amend any employment, severance or termination agreement with any director, officer, employee or consultant of the Company or (iii) terminate, establish, adopt, enter into or amend any Employee Benefit Plan;

(m)         amend or authorize any amendment to its Governing Documents;

(n)           change or authorize any change in its financial accounting practices or method of accounting for any items in the preparation of the financial statements of the Company;

(o)           enter into any settlement, conciliation or similar agreement involving pending or threatened Proceedings or waive any rights having a value in excess of $75,000;

(p)           adopt a plan or agreement of, or resolutions providing for or authorizing, a complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or winding up of the Company;

(q)         enter into, terminate, amend or waive any rights or grant any consent under any Material Contract or enter into a new Contract that would be a Material Contract if it existed on the date hereof, except for (i) new Contracts with customers or clients of the Company or (ii) amendments that are not adverse in any material respect to the Company;

(r)           make, authorize, set aside for payment or declare any dividend;

(s)          enter into any new line of business;

(t)           terminate, renew, amend, modify or replace any Material Permit other than replacements and renewals in the ordinary course of business consistent with past practice;

(u)          (i)  fail to maintain in full force and effect in all material respects or fail to replace or renew, the Insurance Policies, or (ii) act or fail to act in a way that would cause any coverage under Insurance Policies to lapse

(v)          (i) make or change any material Tax election, (ii) change any annual Tax accounting period or material method of Tax accounting, (iii) amend or otherwise modify of any material Tax Return, (iv) file any ruling or similar request with any Governmental Entity that relates to Tax matters, (v) settle or compromise any material Tax audit or other material Tax Proceeding, (vi) enter into any material closing agreement or initiate any voluntary disclosure or similar program related to any Tax matters, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability in any material amount or (viii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(w)         agree to take any of the actions described above in clauses (a) through (v) of this Section 6.1.

Section 6.2           Access to Information.  During the Interim Period, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which the Company is subject, the Company shall provide to Purchaser and its authorized representatives during normal business hours reasonable access to all the offices, properties, books and records, financial information and Contracts of the Company (in a manner so as to not interfere with the normal business operations of the Company) and, during such period, promptly furnish such information concerning the businesses, properties and personnel of the Company as Purchaser shall reasonably request.  All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.  Notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, neither the Sellers nor any of their Affiliates (including the Company) shall be required to disclose to Purchaser or any of its representatives any (i) information (A) to the extent related to the sale or divestiture process conducted by the Sellers or their Affiliates for the Company vis-à-vis any Person other than Purchaser and its Affiliates, or the Sellers’ or their Affiliates’ (or their respective representatives’) evaluation of the business of the Company in connection therewith, including projections, financial and other information relating thereto (subject to the provisions of Section 6.4), (B) if doing so would violate any contract or law to which any Seller or any of its Affiliates (including the Company) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, (C) if any Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (D) if any Seller or the Company reasonably determines upon the advice of outside counsel that such information should not be so disclosed due to its competitively sensitive nature, or (ii) information relating to Taxes or Tax Returns other than information relating to the Company.

Section 6.3           Efforts to Consummate.

(a)          Subject to the terms and conditions herein provided, each of Purchaser, the Sellers and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article 7).  Each of Purchaser, the Sellers and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement; provided that, notwithstanding anything in this Section 6.3 to the contrary, in no event shall such reasonable best effort include a requirement that Purchaser, the Sellers, the Company or any of their respective Affiliates sell, divest or otherwise dispose of or hold separately any assets, businesses or voting securities (or proffer or agree to take such actions) as may be necessary to resolve any objections from any Governmental Entity.  All costs incurred in connection with obtaining such consents shall be split evenly between Purchaser and the Company.  Without limiting the foregoing, Purchaser, the Sellers and the Company and their respective Affiliates shall not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties.

(b)         In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)          Each Party hereto shall promptly notify the other Parties of any communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by it to any Governmental Entity.  No Party hereto shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate at such meeting.  Each Party hereto will provide the other Parties with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(d)          The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.3 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.  In addition, subject to applicable law, the Parties shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party hereto.

(e)          Purchaser shall not, and shall cause its Affiliates and ultimate parent entities and their respective Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement; (ii) increase the risk of any Governmental Entity seeking or entering a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.4         Exclusive Dealing.  During the Interim Period, neither the Company nor the Sellers shall take, and shall cause their respective Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents not to take, any action to solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any non-public information to or enter into any agreement or arrangement with any Person (other than Purchaser and/or its respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any of the Company’s equity securities or any merger, sale of assets outside of the ordinary course of business or similar transaction involving or relating to the Company or any of its Subsidiaries, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”), and the Sellers and the Company and their respective Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents, shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction; provided that Purchaser hereby acknowledges that prior to the date of this Agreement, the Sellers and the Company have provided information relating to the Company and have afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Seller or the Company of this Section 6.4.  Notwithstanding the foregoing, the Sellers and the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Sellers and the Company are subject to an exclusivity agreement and are unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect.  If any director or officer of the Company takes any action that the Company is obligated pursuant to this Section 6.4 to cause such Person not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.4.  The Company shall, as promptly as reasonably practicable after obtaining knowledge thereof (and in no event later than one (1) day after obtaining such knowledge), notify Purchaser if any Person has made an Acquisition Transaction, including the terms and conditions of such Acquisition Transaction (unless disclosure of such terms and conditions is prohibited by a confidentiality agreement executed prior to the date hereof).

Section 6.5          Contact with Customers, Suppliers and Other Business Relations.  Other than in the ordinary course of business, during the Interim Period, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding any officers of the Company), customer, supplier, distributor or other material business relation of the Company regarding its business or the transactions contemplated by this Agreement without the prior consent of the Company (not to be unreasonably conditioned, withheld or delayed).

Section 6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)          Purchaser agrees that all rights to indemnification, exculpation or expense advancement now existing in favor of the directors, officers, employees and agents of the Sellers and the Company, as provided in such Seller’s or the Company’s Governing Documents or otherwise in effect as of the Closing Date with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of six (6) years after the Closing Date and that the Company on its own behalf or on the Sellers’ behalf, will perform and discharge the Sellers’ and the Company’s obligations to provide such indemnity and exculpation after the Closing.  To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive.  The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law.

(b)         Contemporaneously with the Closing, the Company shall purchase a “tail” policy arranged by the Company prior to the Closing, providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Company’s current directors’ and officers’ liability insurance policies, and Purchaser shall cause the Company to maintain such policy in effect, without any lapse in coverage, for a period of six (6) years following the Closing Date.  The Company and Purchaser shall each bear fifty percent (50%) of the cost of such “tail” policy.

(c)          The directors, officers, employees and agents of each Seller and the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6.  This Section 6.6 shall survive the consummation of the Closing and shall be binding on all successors and assigns of Purchaser and the Company.

(d)          Purchaser agrees, and will cause the Company, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.6. If Purchaser or the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Purchaser or the Company shall assume all of the obligations set forth in this Section 6.6; provided that neither Purchaser nor the Company shall be relieved from such obligation.

Section 6.7          Documents and Information.  After the Closing Date, Purchaser shall, and shall cause the Company to, until the fifth (5th) anniversary of the Closing Date, retain all material books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by each Seller (at such Seller’s expense) during normal business hours of the Company, as applicable, upon reasonable request and upon reasonable notice.

Section 6.8           Employee Benefits Matters.

(a)          During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Purchaser shall provide each employee of the Company who is employed by the Company as of the Closing (including employees of the Company that are co-employed with a professional employer organization) (the “Company Employees”) with a base salary or hourly wage rate and other cash compensation opportunities, including bonus, incentive and commission opportunities, that are no less favorable in the aggregate than the cash compensation opportunities provided to each such Company Employee immediately prior to the Closing Date and with employee benefits (excluding equity arrangements) that are substantially comparable in the aggregate to the Employee Benefit Plans and other benefit and compensation plans, programs, policies, agreements or arrangements (excluding equity arrangements) maintained by the Company as of immediately prior to the Closing Date.  Purchaser further agrees that, from and after the Closing Date, Purchaser shall and shall cause each Company Employee to be granted credit for all service with the Company and any of their predecessors earned prior to the Closing Date for all purposes, including eligibility and vesting purposes and for purposes of vacation accrual and severance benefit determinations, but excluding defined benefit pension, retiree welfare, equity-based incentive compensation or any similar plan, program or agreement, under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored or maintained by or may be established or maintained by Purchaser or a Company or any of their Affiliates on or after the Closing Date (the “New Plans”), in each case, to the extent that such credit does not result in any duplication of benefits.  In addition, Purchaser shall use commercially reasonable efforts to (A) cause to be waived all pre‑existing condition exclusions and actively‑at‑work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and out-of-pocket expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying any applicable deductible, coinsurance and maximum out‑of‑pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation, in each case, to the extent that such credit does not result in any duplication of benefits.  Purchaser agrees that Purchaser and the Company shall be solely responsible for satisfying the requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B‑9.  Nothing in this Agreement shall confer upon any Company Employee or any other individual any right to continue in the employ or service of Purchaser or its Affiliates (including, after the Transactions, the Company).  Nothing in this Section 6.8 shall (i) be deemed or construed to establish, or be an amendment or other modification of, any Employee Benefit Plan, New Plan or other employee benefit plan of Purchaser, the Company or any of their Affiliates or (ii) create any third-party rights in any Person, including any current or former Company Employee (or any beneficiaries or dependents thereof).

(b)          Subject to the Company’s delivery to Purchaser on the Closing Date of a true and complete list of layoffs, by location, implemented by the Company in the 90-day period preceding the Closing Date, Purchaser shall be solely responsible for any and all liabilities that arise as a result of Purchaser’s actions following the Closing Date, including but not limited to any obligation to provide any notices, payments or any other benefits due to any employees, and any notices, payments, fines or assessments due to any Governmental Entity, pursuant to any law, statute, rule, or regulation arising out of any plant closings or the employment, discharge or layoff of any employees by the Company or by Purchaser from and after the Closing, including the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law, statute, rule, act, code, ordinance or regulation (“WARN Act”).

Section 6.9          No Public Disclosure.   No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any party hereto (nor will any party permit any of its advisors or Affiliates to do any thereof) without the prior approval of the Sellers’ Representative and Purchaser, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case the Sellers’ Representative and Purchaser shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (c) except for press releases or other public announcements by Purchaser or its Affiliates that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of any Seller or any Affiliate of a Seller (other than the Company), or (d) except for press releases or other public announcements by the Sellers or their Affiliates that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of Purchaser or its Affiliates (other than the Company); provided that each party hereto may make internal announcements to their respective employees that are not inconsistent in any material respect with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.  Nothing herein shall prevent any party hereto or any Affiliate thereof which is a private equity or other investment fund from making customary disclosures to its existing or prospective investors.

Section 6.10         Tax Matters.

(a)          Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period that are due after the Closing Date (“Purchaser Prepared Returns”).  Until the expiration of the applicable indemnification survival period for the representations and warranties under Section 3.15 as set forth in this Agreement, (i) all Purchaser Prepared Returns shall be prepared in a manner consistent with the most recent past practices of the Company, except as otherwise required by applicable Law, (ii) Purchaser shall provide a copy of each Purchaser Prepared Return that is an income Tax Return, together with all supporting documentation and workpapers, to the Sellers’ Representative for the Sellers’ Representative’s review and comment at least thirty (30) days (or if thirty (30) days is not practicable, as promptly as practicable) prior to the due date (taking into account all valid extensions) for filing such Purchaser Prepared Return, (iii) if the Sellers’ Representative objects to any item on any Purchaser Prepared Return subject to its review under this Section 6.10(a), which item relates to a Pre-Closing Tax Period, the Sellers’ Representative shall, within ten (10) days after delivery of such Purchaser Prepared Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection and (iv) upon a timely delivery of a notice of objection, Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such items.  If the parties are unable to resolve any such dispute within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved in accordance with Section 6.10(h).  Purchaser shall make such elections and take such actions as are necessary and available under applicable Law so that, for U.S. federal and state income tax purposes, the taxable year of the Company shall close on the Closing Date. With respect to the Purchaser Prepared Return that is the U.S. federal income Tax Return of the Company for the taxable period ending on the Closing Date, Purchaser shall prepare and file such Purchaser Prepared Returns: (i) to reflect a close of the Company’s taxable year on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(c) and (ii) to the extent permitted by applicable Law, to allocate all items accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)).  At least five (5) Business Days prior to the filing date for the applicable Purchaser Prepared Return, Purchaser may seek to recover pursuant to Section 9.6 an amount equal to the Taxes shown as due and payable on such Purchaser Prepared Return that are allocable to the Pre-Closing Tax Period (as determined pursuant to Section 6.10(b), as applicable), except to the extent of the amount of such Tax was taken into account in the calculation of Closing Indebtedness or Closing Working Capital, in each case, as finally determined pursuant to Section 2.3(c), subject to any applicable limitations or requirements under Article 9.

(b)          With respect to Taxes (or refunds or credits for the overpayment of Taxes) of the Company relating to a Straddle Period, the Parties agree that the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned ratably between the portion of the applicable Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date based on the number of days for the portion of such Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of such Straddle Period beginning after the Closing Date, on the other hand; and provided further that Transaction Tax Deductions shall, to the maximum extent permitted by applicable Law (at a “more likely than not” or higher standard of confidence), be allocated as income Tax deductions to the Pre-Closing Tax Period.

(c)          Until the expiration of the applicable indemnification survival period for the representations and warranties under Section 3.15 as set forth in this Agreement, without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law, Purchaser shall not (and Purchaser shall not permit the Company to) (i) amend any income or other material Tax Return for any Pre-Closing Tax Period, (ii) initiate any “voluntary disclosure” agreement or similar program with any Governmental Entity with respect to any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period, (iii) make, file, change, amend or revoke any Tax elections or accounting methods of the Company with respect to Pre-Closing Tax Period, (iv) make any election under Section 336 or 338 of the Code or any other similar election with respect to the acquisition of the Company Shares, or (v) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, in each case, to the extent such action or amendment (other than pursuant to Section 6.10(e)) could reasonably be expected to result in a claim for indemnification under Article 9 or reduce by more than a de minimis amount any payments pursuant to Section 6.10(e) for Tax refunds or credits.

(d)          If Purchaser, any Seller or the Company (or any of their respective Affiliates) receives notice of any audit, examination, assessment for additional taxes, notice of Tax deficiency, or other Proceeding with respect to Taxes for a Pre-Closing Tax Period or Straddle Period which could reasonably be expected to result in a claim for indemnification under Article 9 or reduce any potential payments pursuant to Section 6.10(e) for Tax refunds or credits (any such audit or other Proceeding, a “Tax Claim”), then, in each case, until the expiration of the applicable indemnification survival period for the representations and warranties under Section 3.15 as set forth in this Agreement, (i) the recipient of such notice shall inform the Sellers’ Representative or Purchaser, as applicable, of such Tax Claim in writing within five (5) calendar days of receipt of such notice, (ii)  the Sellers’ Representative, shall have the option to solely manage, control and defend (at its sole expense) such inquiry; provided that the Sellers’ Representative notifies Purchaser in writing within five (5) calendar days of receipt of notice of such Tax Claim that the Sellers’ Representative’s has exercised such option and (iii) Purchaser shall provide, and cause the Company to provide, such assistance and access to information to the Sellers’ Representative as is reasonably necessary in connection therewith.  If the Sellers’ Representative does not elect to control a Tax Claim it is entitled to control pursuant to this Section 6.10(d) (or fails to timely deliver written notice of its exercise of the option to control such Tax Claim), then Purchaser shall control such Tax Claim.  Notwithstanding the foregoing, the party controlling a Tax Claim shall (A) allow the non-controlling Party to participate in the Tax Claim and (B) not settle the Tax Claim without the non-controlling Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that such obligations shall not apply to Purchaser after payment in full of the Note or if the Purchaser Indemnitees will not be indemnified in full by the Sellers with respect to all claims regarding Taxes in accordance with Article 9.  Notwithstanding anything to the contrary in this Agreement, the control, management, defense, settlement and compromise of all Tax Claims shall be subject to the terms and conditions of the R&W Insurance Policy.

(e)          Until the expiration of the applicable indemnification survival period for the representations and warranties under Section 3.15 as set forth in this Agreement, the Sellers’ Representative (on behalf of the Sellers) shall be entitled to any Tax refunds (or credits for the overpayment of Taxes) of Taxes for any Pre-Closing Tax Period that are received or utilized by the Company or Purchaser (or any of their Affiliates) to the extent such refund or credit is for Taxes (i) paid by the Company on or prior to the Closing Date or (ii) that have been indemnified by Sellers pursuant to Article 9, except, in each case, to the extent such Tax refunds or credits (x) result from utilizing Transaction Tax Deductions, (y) are taken into account in the calculation of Closing Working Capital (as finalized pursuant to Section 2.3(c)) or (z) result from a carryback of any Tax attribute attributable to any Tax period (or portion thereof) beginning after the Closing Date.  Purchaser shall pay (or cause to be paid) over to the Sellers’ Representative any refund or credit it is entitled to under this Section 6.10(e) within fifteen (15) Business Days after receipt or utilization of such refund or credit.  Notwithstanding the foregoing, no Tax refunds or credits subject to this Section 6.10(e) shall be paid to the Sellers’ Representative (on behalf of the Sellers) during the pendency of any Tax audit, examination or any other Proceeding that may result in an assessment of Taxes against the Company with respect to any Pre-Closing Tax Period to the extent such audit, examination or other Proceeding relates to such Tax refund or credit.

(f)         Any and all existing Tax sharing or similar agreements between the Company, on the one hand, and any Affiliate of the Company (determined immediately prior to the Closing), on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date.  After the Closing Date, the Company shall not have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(g)         The Parties hereto shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(h)          If any dispute arises concerning matters addressed in Section 6.10(a) with respect to the preparation of any Purchaser Prepared Return and such dispute cannot be resolved through good faith negotiations among the Parties, such dispute shall be resolved promptly by the Accounting Firm, and the cost of the Accounting Firm shall be borne equally by Purchaser and the Sellers’ Representative; provided that, if any dispute with respect to a Tax Return filed pursuant to Section 6.10(a) is not resolved prior to the due date for filing such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return under this Agreement deems correct, but the content of such Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability, if any, of either party under this Agreement.

Section 6.11        R&W Insurance Policy.   Prior to Closing, Purchaser shall obtain the R&W Insurance Policy, effective as of the Closing, and such policy shall provide that (i) the insurer shall have no, and shall waive and not pursue, any and all subrogation rights against the Sellers (except in the case of Losses resulting from Fraud with respect to the making of the representations and warranties contained in Article 3 and Article 4) and (ii) each Seller is a third-party beneficiary of such waiver.  Following the Closing, Purchaser shall not amend such subrogation or third-party beneficiary provisions of the R&W Insurance Policy without the Sellers’ Representative’s express written consent.

Section 6.12        Consents.  Purchaser acknowledges that certain consents to the Transactions may be required from parties to contracts, leases, licenses or other agreements to which the Company are a party (including the contracts set forth on Schedule 3.6(a)) and such consents may not have been, or may not be prior to the Closing, obtained.  Purchaser agrees that, subject to the obligations of the Company set forth in the last sentence of this Section 6.12, no representation, warranty, covenant or agreement of the Company contained herein will be breached or deemed breached as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination, in each case (a) so long as the requirement to obtain such consent or such default, acceleration or termination has been disclosed to Purchaser in Schedule 3.5, Schedule 4.3 and as contemplated herein and (b) subject to the express obligations of Sellers and the Company set forth in the last sentence of this Section 6.12.  At Purchaser’s written request prior to the Closing, the Company shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser’s obtaining any such consents.

Section 6.13         Termination of Agreements.  Prior to or at the Closing, the Company shall procure the termination of the Affiliate Transactions set forth on Schedule 6.13, effective as of and conditioned on the Closing.

Section 6.14         Resignations.  Prior to or at the Closing, the Company shall procure the written resignations of those officers and directors of the Company designated in writing by Purchaser at least five (5) days prior to the Closing Date.

Section 6.15        Further Assurances.  As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall (a) reasonably cooperate with the other Parties, (b) perform any further reasonable act and (c) execute and deliver such documents, instruments or certificates, in each case, as may be reasonably requested by the other Parties to this Agreement and reasonably necessary in order to effectuate any transaction, act or agreement contemplated by this Agreement.

Section 6.16        Non-Solicitation.  Each Seller agrees that such Seller shall not, at any time during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, directly or indirectly, either for such Seller or on behalf of any other Person (other than the Company), recruit, solicit or induce, or hire, any employee employed by the Company, Purchaser or any of their direct or indirect Subsidiaries (collectively, the “Company Group”) or any former employee of the Company Group whose employment by the Company Group has voluntarily ceased within the six (6)-month period prior to the date of solicitation or hiring; provided that the foregoing shall not prohibit any Seller from (i) soliciting such employees through general advertisements not directed specifically at employees of the Company Group and (ii) providing a reference for a current or former employee of the Company Group.

Section 6.17        Special Dividend.  Prior to Closing, the Board of Directors of the Company shall declare and cause the Company to pay a special dividend to HH-Halo in an amount equal to the lesser of (a) the greater of (i) $1,000,000 and (ii) such amount as may be necessary to satisfy the condition set forth in Section 7.4(a) and (b) the maximum amount permissible under the Credit Facilities while maintaining the Company’s Liquidity (as defined in the Credit Facilities) at no less than $500,000 on the date of the special dividend (the “Special Dividend”).  To the extent necessary to pay the Special Dividend, the Company shall request, and use its commercially reasonable efforts to cause Siena to make prior to Closing, a revolving loan under the Credit Facilities.

Section 6.18         Purchaser Financing.  During the Interim Period, the Purchaser shall exercise its reasonable efforts as promptly as practicable to take, or cause to be taken, all actions and do, or cause to be done, all things, reasonable, necessary, proper and advisable:

(a)          to consummate prior to Closing an offering of Purchaser Convertible Preferred Stock exempt from registration under the Securities Act of 1933, as amended (the “PIPE Transaction”), all or a portion of the gross proceeds from which will be used to finance the Cash Consideration; and

(b)          to enter into a new collateralized debt facility with Siena or one or more other lending institutions, security for which shall not include, directly or indirectly, any assets, stock or other equity securities of the Company and the terms and conditions of which will not unreasonably restrict or prohibit Purchaser’s timely payment in full of all principal and interest under the Note nor conflict with any of the affirmative and negative covenants set forth in the Note Documents (in each case, as determined by Sellers’ Representative in its reasonable discretion), and borrow not less than $1,500,000 thereunder (the “Debt Financing”).

Section 6.19        Company Retention Incentives.  Prior to Closing, the Company shall adopt a retention bonus plan or similar plan or arrangement for the benefit of, or enter into retention agreements with, the Key Employees and, if mutually agreed upon among the Purchaser, the Company and the Sellers’ Representative, other Company personnel (as applicable, the “Retention Plan”).  The Retention Plan will contain such terms and conditions as are reasonably designed to incentivize the retention of the applicable personnel and align their interests with the interests of the Purchaser and, while the Note remains outstanding, HH-Halo.  The form and substance of the Retention Plan will be as may be mutually agreed upon among the Purchaser, the Company and the Sellers’ Representative in consultation with the Key Employees.

Section 6.20        Second Amended and Restated Right of First Refusal and Co-Sale Agreement.  Promptly following the execution of this Agreement, HH-Halo shall, with respect to the transactions contemplated by this Agreement, irrevocably waive its rights pursuant to Section 2.1 of the Second Amended and Restated Right of First Refusal and Co-Sale Agreement.

Section 6.21        Note and Note Documents.  The Company shall (a) negotiate with HH-Halo in good faith the terms and conditions of the Note and all other Note Documents to which the Company is a party in accordance with the terms attached hereto as Exhibit B and (b) execute and deliver the Note and all other Note Documents to which the Company is a party to HH-Halo (copies of which shall promptly be provided to Purchaser) upon the conclusion of such negotiations. The Parties acknowledge and agree that, if for any reason the Closing shall have occurred without the issuance of the Note and execution and delivery of all other Note Documents to HH-Halo, Purchaser shall promptly (i) cause Halo to issue the Note to HH-Halo and (ii) execute, and cause to be executed, all Note Documents to which Purchaser or any of its Subsidiaries, including Halo, is a party and deliver such Note Documents to HH-Halo.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1           Conditions to the Obligations of the Parties.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, written waiver by the party for whose benefit such condition exists) of the following conditions:

(a)           required approvals shall have been obtained, and/or the expiration or termination of applicable waiting periods shall have occurred, in each case, under the Laws set forth on Schedule 7.1 relating to the transactions contemplated by this Agreement;

(b)          no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or making illegal the consummation of the transactions contemplated by this Agreement shall be in effect; provided that each of the Parties shall have used reasonable best efforts (subject to the limitations set forth in Section 6.3(a)) to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered; and

(c)          either (i) the Siena Consent has been obtained or (ii) (A) the Credit Facilities have been repaid in full by Purchaser on behalf of the Company and (B) Siena has delivered a customary payoff letter to the Company for the Credit Facilities in a form reasonably satisfactory to Purchaser.

Section 7.2          Other Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by Purchaser of the following further conditions:

(a)          (i) the representations and warranties of the Company and Sellers set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authority), Section 3.5(a) (Consents and Approvals; No Violations), Section 3.16 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Consents and Approvals; No Violations), Section 4.4 (Title to Company Shares; Ownership of Sellers), and Section 4.6 (Brokers) (collectively, the “Company Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent any Company Fundamental Representation is made on and as of a specified date, in which case such Company Fundamental Representation need only be true and correct on the specified date, (ii) the representation and warranty of the Company set forth in Section 3.7(a) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and (iii) the other representations and warranties of the Company forth in Article 3 hereof and of the Sellers set forth in Article 4 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same need only be true and correct as of the specified date and (B) solely for purposes of this clause (iii), to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect; provided that for the purposes of this clause (iii), the qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect;

(b)          from the date of this Agreement there shall not have occurred a Company Material Adverse Effect;

(c)           the Company and Sellers shall have performed and complied in all material respects with all covenants required to be performed or complied with by such Persons under this Agreement on or prior to the Closing Date;

(d)         Sellers shall have delivered to Purchaser initial drafts of the Note, Services Agreement and the following Note Documents: a note purchase agreement, a security agreement and a pledge agreement, in each case no later than fifteen (15) days following the date of this Agreement; and

(e)          prior to or at the Closing, the Company shall have delivered the following closing documents:

(i)             a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b)  and Section 7.2(c) have been satisfied, substantially in the form of Exhibit E attached hereto;

(ii)            one or more certificates or instruments of assignment with respect to the Company Shares;

(iii)           (A) an affidavit of non-foreign status from each Seller pursuant to Treasury Regulation Section 1.1445-2(b)(2), dated as of the Closing Date and in form and substance reasonably acceptable to Purchaser and (B) a properly completed and duly executed IRS Form W-9 from each Seller;

(iv)            evidence of the termination of the Affiliate Transactions set forth on Schedule 6.13;

(v)             copies of the Restrictive Covenant Agreements, duly executed by each Key Employee; and

(vi)         drafts of the Note, the Note Documents and the Services Agreement in form and substance consistent with this Agreement and otherwise reflecting reasonable terms, including, in the case of the Note and the Note Documents, representations, warranties and affirmative and negative covenants that are customary for second lien financings.

Section 7.3          Other Conditions to the Obligations of the Company and the Sellers.  The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by Sellers’ Representative of the following further conditions:

(a)         (i) the Purchaser Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent any Purchaser Fundamental Representation is made on and as of a specified date, in which case such Purchaser Fundamental Representation need only be true and correct on the specified date, and (ii) the other representations and warranties of Purchaser set forth in Article 5 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same need only be true and correct as of the specified date and (B) solely for purposes of this clause (ii), to the extent the failure of such representations and warranties to be true and correct as of such dates would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby; provided that for the purposes of this clause (ii), the qualifications as to materiality contained in such representations and warranties shall not be given effect;

(b)          from the date of this Agreement there shall not have occurred a material adverse effect with respect to the business of Purchaser or its Subsidiaries, taken as a whole;

(c)          Purchaser shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(d)          prior to or at the Closing, Purchaser shall have delivered a certificate of an authorized officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied, substantially in the form of Exhibit F attached hereto;

(e)          the Purchaser shall have delivered a duly executed copy of each Note Document to which it or any of its Subsidiaries is a party;

(f)         the Purchaser and the Company shall have entered into a mutually acceptable services agreement, which shall remain in effect for as long as the Note remains outstanding, pursuant to which the Company will provide specified services in return for reasonable, agreed-upon fees from the Purchaser (the “Services Agreement”); and

(g)         if (i) the PIPE Transaction is consummated, the Purchaser and each Seller shall have entered into agreements and other instruments necessary to provide the Sellers with rights with respect to the Purchaser Convertible Preferred Shares that are substantially equivalent to the rights that shall have been provided to the investors in the PIPE Transaction with respect to shares or other units of Purchaser Convertible Preferred Stock issued in connection therewith, each in form and substance acceptable to each party thereto; or (ii) the Purchaser consummates an alternative private placement or registered offering of equity securities that is not a PIPE Transaction all or a portion of the gross proceeds from which will be used to finance the Cash Consideration, the Purchaser and each Seller shall have entered into agreements and other instruments necessary to provide the Sellers with rights with respect to the Purchaser Convertible Preferred Shares or the Purchaser Common Shares, as applicable depending on which security is the same as or more similar to the securities offered by the Purchaser in such alternative equity financing, that are substantially equivalent to the rights that shall have been provided to the investors in such alternative equity financing with respect to shares issued in connection therewith, each in form and substance acceptable to each party thereto.

Section 7.4          Other Conditions to the Obligations of HH-Halo.  The obligations of HH-Halo to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by HH-Halo of the following further condition:

(a)          the aggregate amount of the Cash Consideration plus the Special Dividend minus the Seller Expenses shall not be less than the sum of $8,500,000 plus the Incremental Legal Expenses attributable to Jasso Lopez PLLC.

Section 7.5          Frustration of Closing Conditions.  No Party hereto may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts (subject to the limitations set forth in Section 6.3(a)) (or such higher standard as may be required by the terms of this Agreement) to cause the Closing to occur.

ARTICLE 8
TERMINATION

Section 8.1           Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Purchaser and the Sellers’ Representative;

(b)          by Purchaser, if any of the representations or warranties of the Company set forth in Article 3 or of the Sellers set forth in Article 4 shall not be true and correct, or the Company or Sellers shall have failed to perform any of its covenants or agreements set forth in this Agreement, in each case, such that the conditions to Closing set forth in Section 7.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not waived in writing by Purchaser or cured (if capable of being cured) prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to the Sellers’ Representative by Purchaser and (ii) the Termination Date; provided that Purchaser is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.3 and Section 7.4 to be unsatisfied;

(c)           by the Sellers’ Representative, if any of the representations or warranties of Purchaser set forth in Article 5 shall not be true and correct or if Purchaser shall have failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to Closing set forth in Section 7.3 would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not waived in writing by Sellers’ Representative or cured (if capable of being cured) prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to Purchaser by the Sellers’ Representative and (ii) the Termination Date; provided that neither the Sellers nor the Company is then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 7.2  to be unsatisfied;

(d)         by Purchaser, if the Closing shall not have occurred on or prior to November 22, 2019 (the “Termination Date”), unless the failure to consummate the Closing is primarily caused by a breach by Purchaser of its representations, warranties, obligations or covenants under this Agreement; provided that Purchaser may extend the Termination Date by ten (10) days if the condition to Closing set forth in Section 7.1 remains unsatisfied of unwaived on the Termination Date;

(e)          by the Sellers’ Representative, if the Closing shall not have been consummated on or prior to the Termination Date, unless the failure to consummate the Closing is primarily caused by a breach by the Sellers or the Company of their respective representations, warranties, obligations or covenants under this Agreement; provided that Sellers’ Representative may extend the Termination Date by ten (10) days if the condition to Closing set forth in Section 7.1 remains unsatisfied of unwaived on the Termination Date;

(f)          by either Purchaser or by the Sellers’ Representative, if any Governmental Entity of competent jurisdiction has issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such Governmental Order has become final and non-appealable; provided that the Party hereto seeking to terminate this Agreement pursuant to this Section 8.1(f) (i) shall have used, subject to the limitations set forth in Section 6.3(a), reasonable best efforts to remove such Governmental Order, (ii) shall not have been principally caused such Governmental Order by its breach of any provisions of this Agreement and (iii) shall not be in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 7.1 or Section 7.2 (in the case of Sellers’ Representative) or Section 7.1, Section 7.3 or Section 7.4 (in the case of Purchaser); or

(g)          by the Sellers’ Representative, if (i) the Closing shall not have occurred on or prior to the date required pursuant to Section 2.1, (ii) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any conditions that by their terms are to be satisfied at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied or validly waived by Purchaser, (iii) the Sellers’ Representative has irrevocably notified Purchaser in writing that (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than any conditions that by their terms are to be satisfied at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) have been satisfied and (B) the Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement (subject to the satisfaction or waiver of all of the conditions set forth in Section 7.1 and Section 7.2), and (iv) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date of delivery of such written notification by Sellers’ Representative.

Section 8.2           Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other parties to this Agreement.

Section 8.3           Effect of Termination.

(a)          Subject to Section 8.3(b), in the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Purchaser, the Sellers’ Representative, the Sellers, the Company, any of their respective officers, directors or equityholders or any other Person) with the exception of (a) the second sentence of Section 6.2, the second to last sentence of Section 6.3(a), the provisions of Section 6.9, this Section 8.3, and Article 10, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (b) any liability of any party hereto for any Fraud or Willful Breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Purchaser to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination.  Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.16 prior to termination of this Agreement.

(b)          Notwithstanding Section 8.3(a), if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied; provided that Section 7.2(e)(v) will be deemed satisfied for all purposes of this Agreement if the Key Employees have expressed a willingness to execute Restrictive Covenant Agreements in form and substance consistent with this Agreement and otherwise reflecting reasonable terms; (ii) neither Sellers nor the Company are in breach of the Agreement, which breach has prevented the satisfaction of any condition set forth in Section 7.1 or Section 7.2; and (iii) Purchaser is unable or, in its sole discretion, unwilling to consummate the Transactions, Purchaser shall promptly (and in any event within five (5) Business Days after termination of this Agreement) pay the Termination Fee to HH-Halo for the sole benefit of HH-Halo, which, notwithstanding anything in this Agreement to the contrary (including Section 10.16), shall be the sole and exclusive remedy available to Sellers and the Company for Purchaser’s failure to consummate the Transactions under such circumstances.  For the avoidance of doubt, if the Transactions are not consummated by the Termination Date primarily as a result of (A) a breach of this Agreement by any Seller or the Company, which breach has prevented the satisfaction of any condition set forth in Section 7.1 or Section 7.2, or (B) the failure of any conditions set forth in Section 7.1 and Section 7.2 to be satisfied for any other reason, Purchaser shall not be obligated to consummate the Transactions nor shall it be liable for the Termination Fee. The Purchaser acknowledges that this Section 8.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without the rights set forth in this paragraph, HH-Halo would not have entered into this Agreement.

ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 9.1          Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company, the Sellers and Purchaser contained in Article 3, Article 4 and Article 5, or in any certificate delivered hereunder, shall survive the Closing for eighteen (18) months following the Closing Date; provided that the Company Fundamental Representations, the representations and warranties set forth in Section 3.15 (Tax Matters), and the Purchaser Fundamental Representations shall survive until sixty (60) days following the expiration of the applicable statute of limitations.  All covenants set forth herein to be performed at or prior to the Closing shall survive for a period of six (6) months following the Closing and all other covenants set forth herein shall survive the Closing in accordance with their respective terms plus an additional six (6) months.

Section 9.2           General Indemnification.

(a)          Subject to the limitations set forth in this Article 9 and elsewhere in this Agreement, from and after the Closing, Sellers (severally in accordance with each Seller’s respective Pro Rata Percentage, and not jointly) shall indemnify, defend and hold Purchaser, the Company, each of their Affiliates, and each of their respective officers, directors, managers, partners, members, employees and agents (each, a “Purchaser Indemnitee”) harmless from any and all judgments, claims, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, liabilities, obligations, claims of any kind, Taxes, costs or expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable out-of-pocket expenses) (each, a “Loss”) incurred as a result of (i) any breach as of any representation or warranty made by the Company or the Sellers contained Article 3 or Article 4 or in any certificate delivered hereunder, (ii) any breach by the Sellers of any of their covenants or agreements contained herein or in any certificate delivered hereunder and (iii) any breach by the Company of any covenants or agreements contained herein or in any certificate delivered hereunder required to be performed prior to Closing.

(b)         Subject to the limitations set for in this Article 9 and elsewhere in this Agreement, from and after the Closing, Purchaser shall indemnify, defend and hold the Sellers, each of their Affiliates, and each of their respective officers, directors, managers, partners, members, employees and agents (each a “Seller Indemnitee” and together with the Purchaser Indemnitee, the “Indemnitees”) harmless from any Loss incurred as a result of (i) any breach as of any representation or warranty made by Purchaser contained Article 5 or in any certificate delivered hereunder, (ii) any breach by Purchaser of any of their covenants or agreements contained herein or in any certificate delivered hereunder, and (iii) any breach by the Company of any covenants or agreements contained herein or in any certificate delivered hereunder required to be performed after the Closing.

(c)          The obligations to indemnify and hold harmless pursuant to this Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1, and no claim for indemnification hereunder may be made after the expiration of the applicable survival period; provided that if a proper Notice of Claim is delivered by Purchaser or the Sellers’ Representative, as applicable, prior to the end of such applicable survival period, then the claim(s) specified therein shall survive until final resolution thereof.

Section 9.3           Third-Party Claims.

(a)          If a Proceeding by a Person who is not a party hereto or an Affiliate thereof (other than in connection with a Tax Claim) (a “Third-Party Claim”) is made, commenced or threatened in writing against any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 9, such Indemnified Party shall promptly give a Notice of Claim to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby.

(b)         The Responsible Party shall have thirty (30) days after receipt of such notice, by providing written notice to the Indemnified Party, to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Responsible Party, of the settlement or defense thereof, if (i) the Responsible Party conducts the defense of such Third-Party Claim actively and diligently, (ii) the Responsible Party acknowledges in writing its obligation to indemnity the Indemnified Party for the Losses in respect of such Third-Party Claim, (iii) such Third-Party Claim seeks solely monetary damages, the amount of which will be paid by the Responsible Party, and does not involve criminal or quasi-criminal allegations, (iv) to the extent the Responsible Party is a party to the Proceeding, the Indemnified Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest and (v) the amount of Losses in respect of such Third-Party Claim, assuming such Losses are ultimately awarded to the Indemnified Party, would not exceed the limitations on Sellers’ obligations set forth in this Article 9.  If the Responsible Party assumes the defense of any such Third-Party Claim, the Indemnified Party shall, in its sole discretion, have the right to employ at the Indemnified Party’s cost (unless the Indemnified Party determines in good faith that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Responsible Party, then the Indemnified Party shall be entitled to retain a single firm to serve as its own counsel, at the expense of the Responsible Party) separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, provided, that the Indemnified Party may not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Responsible Party.  The Responsible Party, and not the Indemnified Party, shall have the exclusive right to compromise or settle any Third-Party Claim of which it elects to conduct the defense and settlement; provided, that the prior written consent of the Indemnified Party shall be required with respect to any such compromise or settlement if (A) the Indemnified Party or any of its Affiliates or representatives would be required to pay any monetary damages as a result of such compromise or settlement, (B) such compromise or settlement contains any sanction or restriction that would adversely affect the conduct of any business of the Indemnified Party or its Affiliates in any material respect, (C) such compromise or settlement does not fully and unconditionally release the Indemnified Party with respect to such Third-Party Claim or (D) such compromise or settlement includes a finding or admission of any violation of Law by the Indemnified Party or any of its Affiliates or representatives.  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  If the Responsible Party elects to conduct the defense and settlement of a Third-Party Claim, then the Indemnified Party shall have the right to pay or settle such Third-Party Claim; provided that in such event it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement.

(c)          If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, or if the conditions set forth in clauses (i) through (v) of Section 9.3(b) are not satisfied, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, that the Responsible Party shall reimburse the Indemnified Party for the costs of defending against such Third-Party Claim (including reasonable attorneys’ fees and expenses of a single firm) and shall remain otherwise responsible for any indemnifiable Losses with respect to amounts arising from or related to such Third-Party Claim.

(d)         All of the Parties shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder, and Purchaser shall (and shall cause the Company to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 9.4           Limitations on Indemnification Obligations.  Notwithstanding anything to the contrary contained herein, the rights of the Indemnitees to any payment with respect to any indemnification pursuant to Section 9.2 are subject to the following limitations:

(a)          the amount of any and all Losses pursuant to Section 9.2(a) or Section 9.2(b) shall be determined net of (i) any amounts actually recovered by the Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case calculated net of reasonable out-of-pocket costs and expenses and premium increases incurred in connection with such recoveries and (ii) any reduction in cash Taxes paid by the Indemnitees for the taxable period in which such Loss occurs or the immediately succeeding two (2) taxable years as a result of any deduction attributable to such Loss;

(b)          except in connection with breaches of Company Fundamental Representations, the representations and warranties set forth in Section 3.15 (Tax Matters), or Fraud, the Purchaser Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) until the total amount which such Purchaser Indemnitee would recover under Section 9.2(a)(i) (as limited by the provisions of Sections 9.4(a) and 10.18), but for this Section 9.4(b), exceeds $175,000 (the “Deductible Amount”) in which case such Purchaser Indemnitee shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein;

(c)          except in connection with breaches of Purchaser Fundamental Representations or Fraud, the Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(b)(i) until the total amount which such Seller Indemnitee would recover under Section 9.2(b)(i) (as limited by the provisions of Sections 9.4(a) and 10.18), but for this Section 9.4(c), exceeds the Deductible Amount, in which case such Seller Indemnitee shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein;

(d)          except in connection with breaches of Company Fundamental Representations, the representations and warranties set forth in Section 3.15 (Tax Matters), or Fraud, cancellation of Purchaser Common Shares with a value of $175,000 pursuant to Section 9.6(a)(i) shall be the sole source of recovery for any claims made by Purchaser Indemnitees for Losses pursuant to Section 9.2(a)(i) and in no event, except in connection with breaches of Company Fundamental Representations, the representations and warranties set forth in Section 3.15 (Tax Matters), or Fraud, shall the Purchaser Indemnitees be entitled to recover more than $175,000 in the aggregate through cancellation of Purchaser Common Shares pursuant to Section 9.2(a)(i) and Section 9.6(a)(i);

(e)          in connection with breaches of Company Fundamental Representations, the representations and warranties set forth in Section 3.15 (Tax Matters), breaches of covenants, or Fraud, the Purchaser Indemnitees shall not be entitled to recover Losses in excess of an amount that is equal to the Purchase Price;

(f)          in no event shall any Indemnitee be entitled to seek or receive indemnification for the same Loss more than once under this Article 9 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement;

(g)          in no event shall any Purchaser Indemnitee be entitled to indemnification pursuant to this Article 9 with respect to a specific Loss to the extent such Loss is (i) expressly reserved for on the Latest Balance Sheet or the audited balance sheet of the Company as of June 30, 2019; provided that to the extent such Loss exceeds the amount of such express reservation, such Purchaser Indemnitee shall be entitled to indemnification pursuant to this Article 9 for the amount of such excess or (ii) is included in the calculation of the Purchase Price, as finally determined in accordance with Section 2.3, including any such Loss that is related to any reserve or other similar item included in such calculation;

(h)          for purposes of this Article 9, if any representation or warranty contained herein is qualified by materiality, “Company Material Adverse Effect,” “material adverse effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether such representation or warranty has been breached, was misrepresented or is inaccurate and (ii) calculating the amount of Losses with respect to such breach, misrepresentation or inaccuracy;

(i)          except in connection with breaches of Company Fundamental Representations, the representations and warranties set forth in Section 3.15 (Tax Matters), or Fraud, after the Closing, after the first to occur of (A) the date on which Purchaser Indemnitees shall have received $175,000 in the aggregate in value pursuant to Section 9.6(a)(i) or (B) the 18-month anniversary of the Closing Date, the Purchaser Indemnitees shall have no further rights to indemnification from any Person under Section 9.2(a)(i) or otherwise under or pursuant to this Agreement;

(j)           in any case where a Purchaser Indemnitee actually recovers, under insurance policies or from other collateral sources, or realizes any Tax benefit required to reduce the amount of indemnifiable Losses pursuant to Section 9.4(a) and that not previously taken into account pursuant thereto, any amount in respect of a matter for which such Purchaser Indemnitee was indemnified pursuant to Section 9.2(a), such Purchaser Indemnitee shall, subsequent to the receipt of such recovery promptly pay over to the Sellers’ Representative (for the benefit of the Sellers) the amount so recovered or realized (after deducting therefrom the amount of the reasonable out-of-pocket costs and expenses and premium increases incurred by such Purchaser Indemnitee in procuring such recovery or realization), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Purchaser Indemnitee in respect of such matter and (ii) any amount expended by the Sellers in pursuing or defending any claim arising out of such matter; and

(k)          notwithstanding anything to the contrary herein, (i) the Purchaser Indemnitees’ sole remedy for Losses with respect to breaches of any of the representations set forth in Section 3.15 (other than Section 3.15(a), (k) and (l)) shall not include Taxes for any taxable period (or portion thereof) beginning after the Closing Date or any Losses attributable thereto, and (ii) the Purchaser Indemnitees shall not be entitled to any indemnification for Losses with respect to Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business.

Section 9.5           Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary, but subject to Section 10.16, except in connection with Fraud, indemnification pursuant to the provisions of this Article 9 shall be the sole and exclusive remedy for the Parties for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate or other instrument or document delivered pursuant hereto, or for any other matter arising out of or relating to this Agreement and the transactions contemplated hereby.  Subject to the following sentence, nothing herein shall operate to limit the common law liability of any Party for Fraud in the event such Party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed Fraud, with the specific intent to deceive and mislead, regarding the representations and warranties made in this Agreement.  Notwithstanding anything to the contrary set forth herein, no Seller shall be liable for (a) the Fraud of any other Person, except that each Seller shall be responsible for such Seller’s respective Pro Rata Percentage of any Losses incurred by a Purchaser Indemnitee to the extent resulting from Fraud or Willful Breach by the Company occurring prior to the Closing, or (b) any Losses of a Purchaser Indemnitee or any other Person, whether arising under Section 9.2 or otherwise under this Agreement or under common law, in excess of such Seller’s Pro Rata Percentage of the Purchase Price.

Section 9.6           Manner of Payment.

(a)           Subject to Section 9.4(k) and the final sentence of Section 9.5, any right of the Purchaser Indemnitees to indemnification hereunder shall solely and exclusively be satisfied:

(i)            first, by cancellation of Purchaser Common Shares issued to Sellers and still legally and beneficially owned by Sellers or any of their respective Affiliates (or, if such Purchaser Common Shares have been sold, the payment of the proceeds of such sale) with an aggregate value equal to the Purchaser Indemnitees’ indemnifiable Losses;

(ii)           second, if after giving effect to the preceding clause (i) of this Section 9.6(a) Sellers have not fully satisfied their indemnification obligations under this Article 9, then by cancellation of Purchaser Convertible Preferred Shares issued to Sellers and still legally and beneficially owned by Sellers or any of their respective Affiliates (or, if such Purchaser Convertible Preferred Shares have been sold, the payment of the proceeds of such sale) with an aggregate value equal to the Purchaser Indemnitees’ remaining indemnifiable Losses;

(iii)         third, if after giving effect to the preceding clauses (i) and (ii) of this Section 9.6(a) Sellers have not fully satisfied their indemnification obligations under this Article 9, then by set off against any unpaid principal and accrued interest under the Note; and

(iv)          finally, if after giving effect to the preceding clauses (i) through (iii) of this Section 9.6(a) Sellers have not fully satisfied their indemnification obligations under this Article 9, then by payment of cash.

(b)           Subject to Section 9.4(k), any indemnification of the Seller Indemnitees pursuant to this Article 9 shall be effected by payment of cash.

(c)          All payments of cash pursuant to this Section 9.6 shall be made by wire transfer of immediately available funds from the applicable Person to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within five (5) days after the determination thereof.  All cancellations of shares and payments under this Section 9.6 shall be treated by the parties adjustments to the Purchase Price for all applicable Tax purposes except to the extent otherwise required by applicable Law.

ARTICLE 10
MISCELLANEOUS

Section 10.1       Entire Agreement; Assignment.  This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior Contracts, discussions and negotiations among the Parties with respect to the subject matter hereof and thereof.  This Agreement may not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of each Seller and Purchaser; provided that Purchaser may transfer or assign all or any portion of its rights, interests or obligations hereunder to an Affiliate of Purchaser without the prior written consent of each Seller so long as Purchaser remains liable for all of its obligations hereunder.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2        Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by E‑mail, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Purchaser or the Company (after the Closing):

 Better Choice Company Inc.
 4025 Tampa Road, Ste. 1117
 Oldsmar, FL
 Attention:  Damian Dalla-Longa
 Phone:       646-859-4879
 E‑mail:      damian@bttrco.com

 with a copy (which shall not constitute notice) to:

 Latham & Watkins LLP
 885 Third Avenue
 New York, New York 10022
 Attention:  Robert M. Katz, Esq.
 Phone:       (212) 906-1609
 Facsimile: (212) 751-4864
 E‑mail:      robert.katz@lw.com

To the Company (before the Closing) or the Sellers’ Representative:

 HH-Halo LP
 2200 Ross Avenue
 Fiftieth Floor
 Dallas, Texas 75201
 Attention:  Christina Weaver Vest
Mack Hicks
Joe Garcia
 Phone:       (214) 615-2300
 E‑mail:      cvest@hicksholdings.com
mhicks@hicksholdings.com
jgarcia@hicksholdings.com

 with a copy (which shall not constitute notice) to:

 Greenberg Traurig, LLP
 MetLife Building
 200 Park Avenue
 New York, NY 10022
 Attention:  Jared Hershberg, Esq.
 Phone:       (212) 801-2240
 E‑mail:      hershbergj@gtlaw.com

 and to:

 Jasso Lopez PLLC
 950 E. State Hwy 114
 Suite 160
 Southlake, TX 76092
 Attention:  Erik Lopez
 Phone:       (214) 601-1887
 Facsimile: (214) 853-9053
 E-mail:      erik@jassolopez.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3        Governing Law.  This Agreement, the Ancillary Documents and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement and/or any Ancillary Document or the negotiation, execution or performance of this Agreement and/or any Ancillary Document (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Ancillary Document and/or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 10.4       Fees and Expenses; Cost of R&W Insurance Policy.  Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party hereto incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Purchaser shall, or shall cause the Company to, pay all Seller Expenses.  All transfer, stamp, documentary, sales and use, value added, registration, deed and other similar Taxes, and related fees imposed on any of the Parties by any Governmental Entity in connection with the purchase and sale of the Company Shares pursuant to this Agreement (“Transfer Taxes”) shall be borne equally by Purchaser, on the one hand, and the Sellers, on the other hand.  The Party primarily obligated under applicable Law to file an applicable Tax Return for Transfer Taxes shall timely file all such Tax Returns, and the Parties shall reasonably cooperate with each other in preparation and filing thereof, including joining in the execution thereof to the extent required under applicable Law. Notwithstanding anything contained herein to the contrary, all premiums with respect to the R&W Insurance Policy shall be the sole responsibility of Purchaser.

Section 10.5         Construction; Interpretation.  The term “this Agreement” means this Stock Purchase Agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.  Prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (vii) a document or any other materials shall be deemed to have “been delivered”, “made available” or phrases of similar import only if Purchaser and its representatives have had general access to such document or other materials in the “data room” maintained by Firmex for at least two (2) days prior to the execution and delivery of this Agreement by the parties hereto; (viii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (ix) a reference to any Law shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto; and (x) the phase “for the benefit of the Sellers” means “for the prompt distribution by the Sellers’ representative to the Sellers in accordance with each Seller’s respective Pro Rata Percentage”.

Section 10.6        Exhibits and Schedules.  All exhibits and schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any item disclosed on any schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.

Section 10.7        Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  In the computation of periods of time from a specified date to a later specified date, the date that is the reference date in calculating such period shall be excluded.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

Section 10.8        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 6.6, Article 9, this Section 10.8 and Section 10.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.9         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10      Amendment.  Subject to applicable Law and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Purchaser and each Seller.  This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or Parties effected in a manner which does not comply with this Section 10.10 shall be void.

Section 10.11       Waiver.

(a)          The Sellers’ Representative may waive compliance by Purchaser or (after Closing) the Company with any term or provision of this Agreement.  Purchaser may waive compliance by any Seller or (prior to Closing) the Company with any term or provision of this Agreement.

(b)        Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights, nor shall any single or partial exercise of such rights by such party preclude any other or further exercise thereof or the exercise of any other right; provided that time is of the essence with respect to each and every provision of this Agreement.

Section 10.12       Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13       Knowledge of the Company.  For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company,” “known by the Company” and any derivations thereof or phrases having similar import thereto shall mean as of the applicable date, the knowledge after due inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of the Key Employees, none of whom shall have any personal liability or obligations regarding such knowledge, except in their capacities as Sellers, if applicable.

Section 10.14      Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY DOCUMENTS OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15       Jurisdiction and Venue.  Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or any Ancillary Document or the negotiation, execution or performance of this Agreement or any Ancillary Document, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.16       Remedies.  Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under or in connection with the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Purchaser’s obligations to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each of Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.17      Waivers.  Recognizing that Greenberg Traurig, LLP has acted as legal counsel to the Sellers and certain of their Affiliates, and the Company prior to the Closing, and that Greenberg Traurig, LLP intends to act as legal counsel to the Sellers and certain of their Affiliates after the Closing, each of Purchaser and the Company hereby waive, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Greenberg Traurig, LLP representing the Sellers and/or their Affiliates after the Closing as such representation may relate to Purchaser and the Company or the transactions contemplated herein (including in respect of litigation).  In addition, all communications involving attorney-client confidences between the Sellers, their Affiliates and the Company and Greenberg Traurig, LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to the Sellers and their Affiliates (and not the Company).  Accordingly, Purchaser agrees that following the Closing neither it nor the Company or their respective Affiliates shall have access to any such communications, or to the files of Greenberg Traurig, LLP relating to its engagement with the Sellers and certain of their Affiliates and the Company.  Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and their Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (ii) to the extent that files of Greenberg Traurig, LLP in respect of such engagement constitute property of the client, only the Sellers and their Affiliates (and not the Company) shall hold such property rights and (iii) Greenberg Traurig, LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Greenberg Traurig, LLP and the Company or otherwise.

Section 10.18       Limitation on Damages.  Notwithstanding anything to the contrary set forth herein, no Party shall be liable for (and the term Loss shall not include) any consequential, punitive, exemplary, or special damages relating to any breach of this Agreement, except in the case of punitive damages to the extent such punitive damages are paid to a third party pursuant to a Third-Party Claim.

Section 10.19       Non-Recourse.  All Proceedings (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents) may be made only against the entities that are expressly identified as parties hereto and thereto.  Except to the extent named as a party to this Agreement or any other Ancillary Document (then only to the extent of the specific obligations of such parties set forth in this Agreement or such other Ancillary Document), no Purchaser Related Party or Seller Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be), the transactions contemplated hereby and thereby or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any Purchaser Related Party or Seller Related Party.  The Purchaser Related Parties and the Seller Related Parties are expressly intended as third-party beneficiaries of this provision of this Section 10.19.

Section 10.20       Release.  Each Seller, contingent upon and effective as of the Closing and subject to the receipt by such Seller of all of the consideration to which such Seller is entitled under this Agreement, releases and forever discharges the Purchaser, the Purchaser Related Parties, the Company, and the Company Related Parties from any and all liabilities and claims of any kind or nature whatsoever solely arising from such Seller’s standing as a former purchaser and holder of Company Shares; provided that such Seller does not hereby release any of the Purchaser, the Purchaser Related Parties, the Company or the Company Related Parties with respect to (a) any rights expressly available to such Seller pursuant to this Agreement (including the right to receive its portion of the Purchase Price pursuant and subject to the terms and conditions of this Agreement) or any rights or claims under this Agreement or any other Ancillary Document executed by such Seller in connection with the Transactions, or (b) any claim based on Fraud by Purchaser in connection with the Transactions as of or prior to Closing.

ARTICLE 11
REPRESENTATIVE OF THE SELLERS

Section 11.1         Authorization of Sellers’ Representative.

(a)          HH-Halo is hereby appointed, authorized and empowered to act as a representative (the “Sellers’ Representative”), for the benefit of the Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i)            to execute and deliver any Ancillary Documents (with such modifications or changes therein as to which the Sellers that are parties thereto shall have consented) and to agree to such amendments or modifications thereto as to which the Sellers that are parties thereto shall have consented;

(ii)          to execute and deliver such waivers and consents in connection with this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby as to which the Sellers (to the extent a party to any such Ancillary Document) shall have consented;

(iii)         to collect and receive all moneys and other proceeds and property payable to the Sellers’ Representative as described herein, and, subject to any applicable withholding retention Laws, the Sellers’ Representative shall disburse and pay the same promptly (any in any evet within ten (10) days) to the Sellers in accordance with each Seller’s respective Pro Rata Percentage;

(iv)         to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein (including in connection with any and all claims for indemnification brought under Article 9 hereof) or the transactions provided for herein or therein, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Purchaser or its Affiliates, compromising or settling any such Claims, conducting negotiations with Purchaser, its Affiliates their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, its Affiliates or any other Person, or by any federal, state or local Governmental Entity against the Sellers’ Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary; and (D)  file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; provided that the Sellers’ Representative has acted in good faith in connection therewith;

(v)            to refrain from enforcing any right of any Seller and/or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided that (A) the Sellers’ Representative has acted in good faith in connection therewith and (B) no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by such Seller unless such waiver is made in accordance with Section 10.11 and in writing signed by the waiving party or by the Sellers’ Representative; and

(vi)          to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its reasonable, good faith discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Ancillary Documents, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)         Notwithstanding anything to the contrary contained herein, the Sellers’ Representative shall not, directly or indirectly through any Affiliate or otherwise, without the express written consent of Thriving Paws, which consent shall not be unreasonably withheld, conditioned or delayed, take or agree to take any of the following actions:

(i)             make or approve any press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby pursuant to Section 6.9;

(ii)           consent to any amendment to the R&W Insurance Policy that would reasonably be expected to have a material and adverse effect on Thriving Paws pursuant to Section 6.11;

(iii)          waive compliance by Purchaser or the Company with any term or provision of this Agreement pursuant to Section 10.11;

(iv)           accept any fee, commission, compensation, payment or other consideration in connection with this Agreement or the transactions contemplated hereby, except as expressly set forth herein; or

(v)            any action that does or would reasonably be expected to have a material adverse effect on Thriving Paws that is disproportionate to its effect on HH-Halo (with proportionality based on each Seller’s Pro Rata Percentage).

(c)          The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to reimbursement by the Sellers, pro rata based on each Seller’s respective Pro Rata Percentage, of all its expenses incurred as the Sellers’ Representative.  In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct or bad faith or a material breach of Section 11.1(b), and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller.  Subject to the Sellers’ Representative’s material compliance with Section 11.1(b), each Seller shall indemnify, pro rata based upon such Seller’s Pro Rata Percentage, the Sellers’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder or otherwise in its capacity as the Sellers’ Representative.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its willful misconduct or bad faith or material violation of Section 11.1(b).  In the event of any indemnification hereunder, upon written notice from the Sellers’ Representative to a Seller as to the existence of a deficiency toward the payment of any such indemnification amount together with reasonably detailed supporting documentation therefor, such Seller shall promptly deliver to the Sellers’ Representative full payment of such Seller’s ratable share of the amount of such deficiency, in accordance with such Seller’s Pro Rata Percentage.

(d)         The Sellers’ Representative shall provide each Seller with prompt written notice (and in any event within three (3) days after becoming aware of the applicable development) of all material developments relating to this Agreement, the Ancillary Documents and/or the transactions contemplated hereby or thereby, including any material breach of this Agreement or any Ancillary Document by any party and the receipt of any notices, claims, demands and other communications delivered under Section 10.2.

(e)         The Parties acknowledge and agree that with respect to actions taken by HH-Halo as the Sellers’ Representative, other than as expressly set forth herein, the Sellers’ Representative shall have no liability to, and shall not be liable for any Losses of, any party hereto in connection with any obligations of the Sellers’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby.

(f)           All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Ancillary Documents.

(g)          Purchaser and its Affiliates (including, following the Closing, the Company) shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers; provided that nothing set forth herein shall limit any claims any Seller may have against the Sellers’ Representative for any breach of the terms set forth in this Agreement.

(h)         The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the transactions contemplated by this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY

HALO, PURELY FOR PETS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

PURCHASER:

BETTER CHOICE COMPANY INC.

By:
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SELLERS:

THRIVING PAWS, LLC

By:
Name:
Title:

HH-HALO LP

By:	HH-Halo GP LP, its general partner
By: HH-Halo GP LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SELLERS’ REPRESENTATIVE:

HH-HALO LP

By:	HH-Halo GP LP, its general partner
By: HH-Halo GP LLC, its general partner

By:
Name:
Title:

LIST OF SCHEDULES AND EXHIBITS

Each of the following schedules and similar attachments to this Stock Purchase Agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant will furnish copies of any schedules or similar attachments to the SEC upon request.

SCHEDULES
Schedule A	-	Sellers’ Pro Rata Percentages

EXHIBITS
Exhibit A	-	Example Statement of Net Working Capital
Exhibit B	-	Note Term Sheet
Exhibit C	-	Example Purchase Price Calculation
Exhibit D	-	Purchaser Convertible Preferred Stock Term Sheet
Exhibit E	-	Form of Company Officer’s Certificate
Exhibit F	-	Form of Purchaser Officer’s Certificate

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT